                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                The Kroger Co.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                  ----------

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                PROXY STATEMENT
                                      AND
                               1994 ANNUAL REPORT
                                  ----------


                                      LOGO

                                                  LOGO
                                                 COVER PRINTED ON RECYCLED PAPER

TO OUR FELLOW SHAREHOLDERS:

The Kroger Co. had an outstanding year in 1994. The highlights included:

.record sales, cash flow, and earnings;

.the largest number of new store openings and expansions in the past six years;

.a new bank credit agreement that lowers the interest rate spread on bank borrowings and supports expanded investment.

For the year, earnings before an extraordinary item were $268.9 million, or $2.19 per fully diluted share, compared to $170.8 million, or $1.50 per fully diluted share, in 1993. After the charge for early debt retirement, Kroger's net earnings totaled $242.2 million, or $1.98 per share.
Operating cash flow rose 9% to $1.065 billion from $976.8 million in 1993. Sales totaled $23 billion, a 2.6% increase over the previous year's sales of $22.4 billion. Food store sales rose 4.9%, while identical food store sales increased 2.2%--one of the best performances in the grocery industry. Kroger-brand products continued their extraordinary popularity in 1994. For the second consecutive year, sales of the Company's 6,000 private label items increased faster than total corporate revenues. Kroger brands now account for approximately 20% of grocery sales. Robust sales were generated in Kroger's rapidly expanding selection of general merchandise items such as diapers, over-the-counter medications, and personal care products.
Kroger also benefited from increased capital investment. Expenditures for technology and logistics are reducing costs of operations, distribution and products. In addition, we have accelerated the pace of new store development.

CAPITAL IMPROVEMENTS AND DEBT REDUCTION

Capital expenditures in 1994 totaled approximately $534 million, a 42% increase over the prior year. Kroger's food store square footage expanded 4.7% with the completion of 45 new stores, 17 expansions, and the acquisition of 20 stores. In addition, 66 existing stores were remodeled. Investments in technology and logistics to enhance systems totaled $69.4 million.
At the same time, the Company reduced total debt by $350 million to a year-end total of $3.8 billion. Interest costs declined 16% to $327.6 million. Operating divisions removed $234 million of working capital in 1994--an impressive performance in light of the funds required to build, stock, and open all the new stores during the year. Since 1989, Kroger has reduced working capital from $426 million to last year's $171 million.
During 1994, Kroger shifted focus from debt refinancing to growth through significant capital investment. The new bank credit agreement completed in July supports this growth program. The agreement expands our operating flexibility, lowers the interest rate spread on bank borrowings, and increases permitted capital expenditures to $650 million plus a percentage of free cash flow.

OPERATING STRATEGY, 1995-1997

Kroger's primary competitive threat continues to be supercenters, which combine food, pharmacy, and extensive general merchandise departments in 150,000 to 200,000 square foot facilities. Supercenter growth shows no signs of abating in 1995. However, we are confident that Kroger's combination food and drug store format is ideally suited to meet the needs of customers. Research shows that the combination store is the most effective format for serving a "neighborhood" trade area--the three to five mile radius around the store that is most convenient for consumers.

With food inflation expected to remain low in 1995, our strategy will continue to emphasize cost reductions and growth through accelerated store expansion. This strategy embraces the following components:
.Higher returns from existing assets. We expect identical store sales to exceed food inflation by at least one percent in 1995. Store managers are committed to cost reductions which will insure that every dollar of sales produces additional profit. For example, the introduction of self-service bakeries enables customers to choose their own cookies and doughnuts while reducing operating costs in those departments. Relocation of produce weigh scales to the checklane reduces staffing requirements and improves customer service. Expanded variety and effective merchandising of Kroger brand products generate higher profits compared to national brands and their lower shelf prices attract value-conscious shoppers.
.Increased square footage. In 1995, Kroger will invest about $600 million in capital projects to open or expand 90 stores and remodel 65 existing stores. This investment will increase food store square footage by 5-6%. Capital expenditures will exceed $600 million in both 1996 and 1997, continuing the largest capital expansion in our 112-year history. In addition, the Company will selectively consider acquisitions which fit with our current geographic operating areas or help us achieve further market penetration.
We continue to review the performance of all assets and identify opportunities for capital redeployment. In 1994, Kroger sold seven stores in Alabama and Mississippi to Delchamps, Inc., and purchased two of their stores in Mississippi. Early in 1995, our Dillon convenience store group completed the sale of the 116 store Time Saver Stores division. Proceeds from these transactions have been allocated to high return projects and debt repayment. .Implementation of technology and logistics. Hardware and software installations that reduce operating and distribution costs are key components of Kroger's growth strategy. Since 1992, more than $120 million has been committed to achieving technological and logistical projects. Over the next three years, we will allocate an additional $100 million of total capital budget for technology and logistics.
The payback from this investment in technology is already substantial. New front-end systems have significantly improved the efficiency, speed, and accuracy of checklane operations. Computer assisted work force scheduling balances store staffing with customer shopping patterns. Systems linking stores to distribution centers, Kroger manufacturing plants, and outside suppliers complete the efficiency loop by providing the data necessary to distribute thousands of products each day while reducing warehouse and shipping costs.

LABOR RELATIONS

In 1994, Kroger successfully negotiated 63 labor contracts. We were able to extend the duration of a number of these contracts, which gives the Company a clear picture of future costs. The new contracts also maintain health care benefits while reducing costs through the introduction of managed care alternatives. The Company's relationship with the United Food and Commercial Workers Union, especially at the local level--where it is vitally important-- continues to improve.

COMMUNITY DEVELOPMENT

Community involvement remains a highly visible and sustained corporate activity. Company personnel serve on the boards of food banks in more than a half-dozen Kroger cities, and we have teamed up with other companies to assure a steady supply of products for food bank operations. The Nashville Marketing Area was the first recipient of the new Leadership Award from the Second Harvest Food Bank, and Heritage Farm Dairy was named Donor of the Year for its contribution of more than 1 million quarts of milk to the Nashville Food Bank since 1983.

Thousands of Kroger employees are involved in partnerships with more than 500 schools. Adopt-A-School programs involve Kroger people as tutors, mentors, field day chaperones, and as coordinators of special events and programs for countless youngsters.
Kroger divisions and manufacturing plants made cash donations of approximately $2.9 million to local organizations in 1994. In addition, The Kroger Co. Foundation made contributions of approximately $1 million. Company units also donated tons of products for local community events and for emergency relief efforts such as the severe flooding in Georgia and Florida during the spring of 1994.

DIRECTOR AND EXECUTIVE CHANGES

Ray E. Dillon, Jr., Chairman Emeritus of the Board of Dillon Companies, Inc., retired from the Board of Directors, culminating a long and distinguished career. Ace Dillon's wise counsel and broad knowledge of the industry were a source of inspiration to his colleagues and many friends. James D. Woods, Chairman of the Board, President, and Chief Executive Officer of Baker Hughes Incorporated, was elected to the Board.
At year-end 1994, Donald F. Dufek retired as Senior Vice President--Logistics after a distinguished 32-year Kroger career. Ronald R. Rice was promoted to Senior Vice President--Manufacturing, and William T. Boehm was named Vice President--Logistics. James J. Kobach, Director of Pharmacies at King Soopers, was promoted to Vice President--Corporate Pharmacy, a new position reflecting the increasing importance of this segment of the business. In addition, Timothy
F. Brown was promoted to Vice President, Deli/Seafood/Meat Merchandising and Procurement; Claude A. Moldenhauer was promoted to Vice President, Produce Merchandising and Procurement; and Herman P. Satterwhite, Jr., was promoted to Vice President, Facility Engineering.

THE YEAR AHEAD

Kroger management enters 1995 more confident than at any time since the corporate restructuring six years ago. The Company's 200,000 employees are dedicated to providing our customers with value, convenience, quality products, and exceptional service. We expect another year of improved performance from our existing store base and will generate significant growth through our accelerating square footage expansion. Investments in technology and logistics will improve operating efficiencies and reduce costs. We fully anticipate that the resulting cash flow benefits will result in significant bottom line growth. It is our firm intention to use that growth to maximize shareholder return and reward your continued confidence in our Company.


      LOGO                             LOGO
 Joseph A. Pichler Chairman       Richard L. Bere President and Chief
 and Chief Executive Officer      Operating Officer

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                 Cincinnati, Ohio, April 5, 1995
To All Shareholders
of The Kroger Co.:
The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 WEST FIFTH STREET, Cincinnati, Ohio, on May 18, 1995, at 10 A.M., for the following purposes:
    1. To elect four directors to serve until the annual meeting of shareholders in 1998 or until their successors have been elected and qualified;
    2. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1995; and
    3. To transact such other business as may properly be brought before the meeting; all as set forth in the Proxy Statement accompanying this Notice.
Holders of common shares of record at the close of business on March 21, 1995, will be entitled to vote at the meeting.
YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF THE SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                             By order of the Board of Directors,
                                               Paul W. Heldman, Secretary

                                PROXY STATEMENT

                                                 Cincinnati, Ohio, April 5, 1995
The accompanying proxy is solicited by the Board of Directors of The Kroger
Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Hill & Knowlton, Inc., 420 Lexington Avenue, New York, New York to assist in the solicitation of proxies and will pay such firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.
Joseph A. Pichler, Patricia Shontz Longe and T. Ballard Morton, Jr., all of whom are directors of the Company, have been named members of the Proxy Committee.
The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on April 5, 1995.
As of the close of business on March 21, 1995, the Company's outstanding voting securities consisted of 111,316,068 shares of Common Stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder intends to cumulate votes for the election of directors and if an announcement of the giving of such notice is made by or on behalf of any such shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder shall have the right to cumulate votes at such election.
If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to four times the number of shares held on the record date for a single nominee or divide them among the nominees in full votes in any manner. Any vote "FOR" the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes to which such proxies relate as it, in its discretion, shall determine, if cumulative voting is requested.
The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows. The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on such proposal. Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of common shares represented. As such, broker non-votes will have no effect and abstentions will have the effect of a vote against the proposal.

                           PROPOSALS TO SHAREHOLDERS
                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

The Board of Directors, as now authorized, consists of fifteen members divided into three classes. Four directors are to be elected at the annual meeting to serve until the annual meeting in 1998 or until their successors have been elected by the shareholders, or by the Board of Directors pursuant to the Company's Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date hereof. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following four persons:

                                            PROFESSIONAL                                DIRECTOR
        NAME                               OCCUPATION (1)                         AGE    SINCE
- ------------------------------------------------------------------------------------------------
        NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 1998
JOHN L. CLENDENIN    Mr. Clendenin is Chairman of the Board and Chief Executive   60      1986
                     Officer of BellSouth Corporation, a holding company with
                     subsidiaries in the telecommunications business. He is a
                     director of Wachovia Corp.; Equifax Incorporated; National
                     Service Industries, Inc.; Providian Corporation; RJR Na-
                     bisco Holdings Corp.; Springs Industries, Inc.; Coca Cola
                     Enterprises, Inc.; and New York Stock Exchange, Inc. Mr.
                     Clendenin is chair of the Corporate Responsibility Commit-
                     tee and vice chair of the Nominating Committee.
PATRICIA SHONTZ      Dr. Longe is an Economist and a Senior Partner of The        61      1977
LONGE                Longe Company, an economic consulting and investment firm.
                     She is a director of The Detroit Edison Company; Jacobson
                     Stores, Inc.; Comerica, Inc.; Comerica Bank & Trust, FSB;
                     and Warner-Lambert Company. Dr. Longe is a member of the
                     Compensation and Nominating Committees.
THOMAS H. O'LEARY    Mr. O'Leary is Chairman, President and Chief Executive Of-   61      1977
                     ficer of Burlington Resources Inc., a natural resources
                     business. He is a director of The BFGoodrich Company. Mr.
                     O'Leary is chair of the Compensation Committee and a mem-
                     ber of the Nominating Committee.
JAMES D. WOODS       Mr. Woods is Chairman of the Board, President and Chief      63      1994
                     Executive Officer of Baker Hughes Incorporated, a company
                     that provides equipment and services to the petroleum and
                     process industries. He is a director of Varco Internation-
                     al; Wynn's International Inc.; and Broadway Stores, Inc.
                     Mr. Woods is a member of the Audit and Corporate Responsi-
                     bility Committees.

                                             PROFESSIONAL                                DIRECTOR
       NAME                                 OCCUPATION (1)                         AGE    SINCE
- -------------------------------------------------------------------------------------------------
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1997
REUBEN V. ANDERSON    Mr. Anderson is a member, in the Jackson, Mississippi of-    52        1991
                      fice, of Phelps Dunbar, a New Orleans law firm. Prior to
                      joining this law firm, he was a justice of the Supreme
                      Court of Mississippi. Mr. Anderson is a director of
                      Trustmark National Bank and BellSouth Corporation. He is
                      vice chair of the Corporate Responsibility Committee and a member of the Audit Committee.
RICHARD L. BERE       Mr. Bere is President and Chief Operating Officer of Kro-    63        1990
                      ger. He is vice chair of the Executive Committee and a
                      member of the Corporate Responsibility Committee.
RAYMOND B. CAREY,     Mr. Carey is a retired Chairman of the Board and Chief Ex-   68        1977
 JR.                  ecutive Officer of ADT, Inc., an electronic protection
                      company. He is a director of Thomas & Betts Corporation
                      and C.R. Bard. Mr. Carey is chair of the Nominating Com-
                      mittee, vice chair of the Compensation Committee and a
                      member of the Executive Committee.
JOHN D. ONG           Mr. Ong is Chairman and Chief Executive Officer of The       61        1975
                      BFGoodrich Company, a chemical and aerospace company. He
                      is a director of Cooper Industries, Inc.; Ameritech Corpo-
                      ration; The Geon Company; and ASARCO Inc. Mr. Ong is vice
                      chair of the Financial Policy Committee and a member of
                      the Nominating Committee.
JOSEPH A. PICHLER     Mr. Pichler is Chairman of the Board and Chief Executive     55        1983
                      Officer of Kroger. He is a director of The BFGoodrich Com-
                      pany. Mr. Pichler is chair of the Executive Committee and
                      a member of the Financial Policy Committee.
MARTHA ROMAYNE SEGER  Dr. Seger is a Financial Economist and currently is a Dis-   63      1991
                      tinguished Visiting Professor at Central Michigan Univer-
                      sity. From 1991-1993 she was the John M. Olin Distin-
                      guished Fellow at The Karl Eller Center of the University
                      of Arizona. She had been a member of the Board of Gover-
                      nors of the Federal Reserve System from 1984-1991. She is
                      a director of Amerisure Companies; Amoco Corporation;
                      Providian Corporation; Fluor Corporation; Johnson Con-
                      trols, Inc.; Tucson Electric Power Company; and Xerox Cor-
                      poration. Dr. Seger is a member of the Financial Policy
                      and Nominating Committees.

                                             PROFESSIONAL                                 DIRECTOR
         NAME                               OCCUPATION (1)                          AGE    SINCE
- --------------------------------------------------------------------------------------------------
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1996
 RICHARD W. DILLON    Mr. Dillon is Chairman Emeritus of the Board of Dillon        67      1983
                      Companies, Inc., a wholly-owned subsidiary of Kroger. Mr.
                      Dillon is a member of the Financial Policy Committee.
 LYLE EVERINGHAM      Mr. Everingham is the retired Chairman of the Board and       68      1970
                      Chief Executive Officer of Kroger. He is a director of
                      Federated Department Stores, Inc.; Cincinnati Milacron
                      Inc.; and Providian Corporation. Mr. Everingham is a mem-
                      ber of the Financial Policy and Nominating Committees.
 JOHN T. LAMACCHIA    Mr. LaMacchia is President, Chief Executive Officer, and a    53      1990
                      director of Cincinnati Bell Inc., a telecommunications
                      holding company. He is a director of Multimedia, Inc. Mr.
                      LaMacchia is chair of the Audit Committee and a member of
                      the Compensation and Executive Committees.
 T. BALLARD MORTON,   Mr. Morton is Executive in Residence of the College of        62      1968
  JR.                 Business & Public Administration of the University of
                      Louisville. He is a director of PNC Bank, Kentucky, Inc.
                      and LG&E Energy Corp. Mr. Morton is chair of the Financial
                      Policy Committee and a member of the Audit and Executive
                      Committees.
 KATHERINE D. ORTEGA  Ms. Ortega served as an Alternate Representative of the       60      1992
                      United States to the 45th General Assembly of the United
                      Nations in 1990-1991. Prior to that, she served as Trea-
                      surer of the United States. Ms. Ortega is a director of
                      Diamond Shamrock, Inc.; Ralston Purina Co.; Long Island
                      Lighting Company; The Paul
                      Revere Corporation; and Rayonier Inc. She is vice chair of the Audit Committee and a member of the Corporate Respon-
                      sibility Committee.
- --------------------------------------------------------------------------------------------------

(1) Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
DIRECTORS' COMPENSATION
Each non-employee director is currently paid an annual retainer of $25,000 plus fees of $1,500 for each board meeting and $1,000 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company do not receive any compensation for service as directors. The Company provides accidental death and disability insurance for directors at a cost to the Company in 1994 of $176 per director. The Company also provides a major medical plan for directors.
The Company grants to each of its non-employee directors owning a minimum of 1,000 shares of common stock of the Company as of the date of each annual meeting of shareholders options to purchase 2,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant, and each non-employee director received a grant on that date. The options vest in 666, 667 and 667 share amounts on the first, second and third annual anniversary of the date of grant. As of December 31, 1994, the value of each grant of options, none of which were exercisable, was $1,490.
The Company has an unfunded retirement program for outside directors. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD
The Board of Directors has a number of standing committees including Audit, Nominating and Compensation Committees. During 1994, the Audit Committee met three times, the Nominating Committee met two times, and the Compensation Committee met four times. Committee memberships are shown on pages 5 through 7 of this Proxy Statement. The Audit Committee reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee determines the compensation of the Company's senior management and administers its stock option and benefit programs. The Nominating Committee is responsible for developing criteria for selecting and retaining members of the Board and seeks out qualified candidates. The Board of Directors met seven times in 1994. During 1994, all directors attended at least 75% of the number of Board meetings and committee meetings, in the aggregate, on which such director was a member, with the exception of Mr. Woods.
The Nominating Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations intended for inclusion in the Company's proxy material relating to the Company's annual meeting in May 1996, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company's executive offices not later than December 7, 1995.

CERTAIN TRANSACTIONS
The Company purchased certain private label products to be sold in Company stores from suppliers represented by two firms in which Mr. Everingham's son, Mark Everingham, owned a 33% and 50% interest, respectively. The two firms earned gross revenues of approximately $7,118,822 in fees paid by the suppliers for services performed by the firms on behalf of the suppliers. In addition, the two firms earned gross revenues of approximately $1,093,123 in fees paid by the Company for services performed by those firms on behalf of the Company's manufacturing division. The management of the Company views these transactions, and the amounts paid for the services and goods supplied, as fair and competitive.
The law firm of Gilliland & Hayes, of which Bradley D. Dillon, son of Richard
W. Dillon, is a partner, rendered legal services to a subsidiary of the Company which resulted in fees paid to the law firm by the subsidiary in 1994 of $132,879. The management of the Company has determined that these amounts paid by the Company for the services are fair and competitive.
In addition, the law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company which resulted in fees paid to the law firm by the Company in 1994 of $27,584. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

                       COMPENSATION OF EXECUTIVE OFFICERS
- --------------------------------------------------------------------------------
SUMMARY COMPENSATION
   The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company's four most highly compensated executive officers, excluding the Chief Executive Officer (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

                      ANNUAL COMPENSATION       LONG TERM COMPENSATION(1)
                 ------------------------------ -------------------------
                                                         AWARDS
                                                ----------------------------
                                                RESTRICTED      SECURITIES
 NAME AND                          OTHER ANNUAL    STOCK        UNDERLYING     ALL OTHER
 PRINCIPAL        SALARY   BONUS   COMPENSATION   AWARDS       OPTIONS/SARS   COMPENSATION
 POSITION   YEAR   ($)      ($)        ($)          ($)             (#)           ($)
- ------------------------------------------------------------------------------------------
                   (2)                 (3)            (4)             (5)         (6)
Joseph A.
 Pichler    1994 $430,385 $684,447   $19,511                      27,000        $23,023
 Chairman
  and Chief 1993 $416,923 $582,343   $ 9,127                      25,000        $19,249
 Executive
  Officer   1992 $417,885 $149,484   $ 8,417                      20,000        $17,526
Richard L.
 Bere       1994 $318,000 $452,330   $20,642                      18,000        $24,770
 President
  and Chief 1993 $306,231 $349,406   $ 9,590                      16,000        $20,819
 Operating
  Officer   1992 $305,769 $108,382   $ 9,142                      16,000        $19,434
William J.
 Sinkula    1994 $276,246 $297,586   $18,687                      15,000        $22,600
 Executive
  Vice
  President 1993 $265,400 $264,701   $ 8,674                      13,500        $18,959
 and Chief
  Financial
  Officer   1992 $265,000 $ 85,896   $ 8,319                      13,500        $17,763
David B.
 Dillon     1994 $290,000 $281,059                                15,000        $ 1,650
 Executive
  Vice
  President,1993 $286,833 $201,416                                15,000        $ 1,349
 and Presi-
  dent,
  Dillon    1992 $280,000 $129,228                                15,000        $   873
 Companies,
  Inc.
Patrick J.
 Kenney     1994 $250,000 $277,959   $12,840     $     205,625    15,000        $17,012
 Senior
  Vice
  President 1993 $199,769 $206,415   $ 5,576                      15,000        $11,770
            1992 $189,769 $ 44,353   $ 5,166                      13,000        $ 9,781

- ------
(1) During the period presented, the Company has made no long-term incentive plan payouts other than restricted stock and stock options.
(2) The 1992 salary of Messrs. Pichler, Bere, Sinkula and Kenney reflects Kroger's 53 week fiscal year 1992. Mr. Dillon's salary reflects Dillon Companies' annual compensation based on a 365 day year.
(3) Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.
(4) Messrs. Pichler, Bere, Sinkula, Dillon and Kenney had 12,000, 6,000, 4,000, 4,000, and 10,000 shares outstanding, respectively at December 31, 1994, with an aggregate value of $289,500, $144,750, $96,500, $96,500, and
    $241,250, respectively. The aggregate value is based on the market price of the Company's Common Stock on December 31, 1994. Restrictions remaining on outstanding restricted stock awards to Messrs. Pichler, Bere, Sinkula and Dillon lapse in 1995. These restrictions relate to stock awarded in 1990. Restrictions on Mr. Kenney's shares lapse as to 500 shares over each of the next four years and as to the remaining 8,000 shares in 1999. The Company is currently prohibited by contract from paying dividends on its Common Stock but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.
(5) Represents options granted during the respective fiscal year. Options granted in 1994 vest for equal number of shares in 1995, 1996 and 1997 excluding 5,000 options granted to Mr. Kenney in January 1994. All other options vest 6 months from grant date. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights ("SARs") were granted in any of the three years presented.
(6) These amounts represent the Company's matching contribution under The Kroger Co. Savings Plan in the amounts of $1,350, $1,800, $1,800 and $900, respectively, for Messrs. Pichler, Bere, Sinkula and Kenney, the Company's matching contribution under the Dillon Companies, Inc. Employees' Stock Ownership and Savings Plan in the amount of $1,650 for Mr. Dillon and reimbursement of certain premiums for policies of life insurance in the amounts of $21,673, $22,970, $20,800 and $16,112, respectively, for Messrs. Pichler, Bere, Sinkula and Kenney.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS
   The Company has in effect employee stock option plans pursuant to which options to purchase Common Stock of the Company are granted to officers and other employees of the Company and its subsidiaries. The following table shows option grants in fiscal year 1994 to the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

- -------------------------------------------------------------------------------
                                                         POTENTIAL REALIZABLE
                                                        VALUE AT ASSUMED RATES
                                                            OF STOCK PRICE
                                                        APPRECIATION FOR OPTION
                  INDIVIDUAL GRANTS                              TERM
- ------------------------------------------------------- -----------------------
          NUMBER OF
          SECURITIES   % OF TOTAL
          UNDERLYING  OPTIONS/SARS EXERCISE
         OPTIONS/SARS  GRANTED TO   OR BASE
          GRANTED(1)  EMPLOYEES IN   PRICE   EXPIRATION
 NAME        (#)      FISCAL YEAR  ($/SHARE)    DATE    0%     5%       10%
- -------------------------------------------------------------------------------
Joseph
 A.
 Pichler    27,000       1.01%      $23.38   5/18/2004  $0  $396,776 $1,005,716
Richard
 L.
 Bere       18,000        .68%      $23.38   5/18/2004  $0  $264,517 $  670,477
William
 J.
 Sinkula    15,000        .56%      $23.38   5/18/2004  $0  $220,431 $  558,731
David
 B.
 Dillon     15,000        .56%      $23.38   5/18/2004  $0  $220,431 $  558,731
Patrick
 J.
 Kenney     10,000        .38%      $23.38   5/18/2004  $0  $146,954 $  372,487
             5,000        .19%      $20.57   1/16/2004  $0  $ 64,621 $  163,819

- ------
(1) No SARs were granted or outstanding during the fiscal year. These options vest in equal number of shares in 1995, 1996 and 1997, except for the 5,000 share grant to Mr. Kenney which vested six months after the date of grant, and terminate in 10 years if not earlier exercised or terminated.

  The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES
   The following table shows information concerning the exercise of stock options during fiscal year 1994 by each of the named executive officers and the fiscal year-end value of unexercised options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                               VALUES TABLE
- ------------------------------------------------------------------------------
                                             NUMBER OF
                                             SECURITIES
                                             UNDERLYING          VALUE OF
                                            UNEXERCISED      UNEXERCISED IN-
                                            OPTIONS/SARS        THE-MONEY
                                           AT F/Y END (1)    OPTIONS/SARS AT
                                                (#)          F/Y END (1) ($)
                      SHARES
                     ACQUIRED
                        ON       VALUE
                     EXERCISE   REALIZED    EXERCISABLE/       EXERCISABLE/
       NAME            (#)        ($)      UNEXERCISABLE      UNEXERCISABLE
- ------------------------------------------------------------------------------
Joseph A. Pichler          0    $      0   214,080/27,000   $2,299,951/$20,115
Richard L. Bere            0    $      0   116,777/18,000   $1,158,152/$13,410
William J. Sinkula         0    $      0    85,500/15,000   $1,693,854/$11,175
David B. Dillon       25,000    $476,575   142,505/15,000   $  702,652/$11,175
Patrick J. Kenney          0    $      0   139,703/10,000   $1,683,136/$ 7,450

- ------
(1) No SARs were granted or outstanding during the fiscal year.

LONG-TERM INCENTIVE PLAN AWARDS
   The Company provided no Long-Term Incentive Plan awards to any named executive officer during fiscal year 1994.

COMPENSATION COMMITTEE REPORT
The Company has adopted compensation policies applicable to virtually all levels of its work force, including its executive officers. The policies require the Company to be competitive in total compensation; to include, as part of total compensation, opportunities for equity ownership; to use incentives that offer more than competitive compensation when the Company achieves superior results and to base incentive payments on earnings before interest, taxes, depreciation and LIFO charges ("EBITD") and on sales results. Pursuant to these policies, the Company's compensation plans include grants of stock options for executive, management, and hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considered, without use of a formula, competitive practices among retailers, the individual executive officer's level within Kroger and the level of past awards of stock options and restricted stock to the individual. Grants of options to the Chief Executive Officer and the other executive officers are generally lower than those of their counterparts in the retail industry because the Company grants options to several thousand management and hourly employees instead of, as is common in the industry, only a small group of executives.
The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITD targets. Actual payouts can exceed these potentials if results exceed the targets. In the case of the executive officers, approximately 50% of total potential cash compensation is based on Company or unit EBITD and sales performance.
Salary and bonus levels are compared to a grouping of food wholesalers and retailers, the Wholesale/Retail Compensation Survey, from which the peer group is selected (see Performance Graph, below), to ensure that executive and management compensation is competitive. The Committee establishes salaries for executive officers that generally are at the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. The Company's outstanding performance in 1994 is reflected by bonuses paid for all executive officers. Bonus payouts for Messrs. Bere and Sinkula are based on both Kroger and Dillon operations and were the same percentage of potential as that for Mr. Pichler as identified below. Mr. Dillon's bonus payouts are determined with reference to both the Dillon plan and the Kroger plan and represented 99%, 88% and 57% of his potential during the past three years. Mr. Rice's bonus payouts are based in part on the manufacturing group's operations and represented 104%, 102% and 45% of his potential during the past three years. All other executive officers received bonus payouts of 124% of potential, compared to 105% and 23% in the prior two years.
The compensation of Kroger's Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler's variable compensation or bonus for the last fiscal year, which represented 119% of his bonus potential, reflects the extent to which the Company achieved the EBITD and sales targets that were established by this Committee at the beginning of the year. Mr. Pichler's bonus for the previous two years represented 105% and 32%, respectively, of its potential. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company's performance in the stock market. Mr. Pichler entered into an employment contract with the Company which is more particularly described elsewhere in the proxy statement. That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above.
The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. Although the Internal Revenue Service has yet to issue final regulations on the deductibility limit, the Company will continue to monitor the presently proposed regulations and will consider modifications to its compensation programs once final regulations are adopted. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company's compensation philosophy, the Committee will also attempt to maximize the amount of compensation expense that is tax-deductible by the Company. Compensation Committee:
  Thomas H. O'Leary, Chair
  Raymond B. Carey, Jr., Vice-Chair
  John T. LaMacchia
  Patricia Shontz Longe

PERFORMANCE GRAPH
   Set forth below is a line graph comparing the 5-year cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the largest food companies selected from the Wholesale/Retail Compensation Survey:

  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN* OF THE KROGER CO., S&P 500 AND
                                  PEER GROUP**

                             [GRAPH APPEARS HERE]

Measurement Period                          S&P
(Fiscal Year Covered)        KROGER         500          PEER GROUP
- -------------------          ----------     ---------    ----------
Measurement Pt-
12/31/89                     $100           $100         $100
FYE 12/31/90                 $ 97           $ 97         $105
FYE 12/31/91                 $134           $126         $113
FYE 12/31/92                 $ 99           $136         $144
FYE 12/31/93                 $136           $150         $143
FYE 12/31/94                 $164           $152         $152

     The Company's fiscal year ends on the Saturday closest to December 31.
- ------
  *Total assumes $100 invested on December 31, 1989 in The Kroger Co., S&P 500 Index and the largest food companies selected from the Wholesale/Retail Compensation Survey (the "Peer Group"), with reinvestment of dividends.
 **The Peer Group consists of Albertson's Inc., American Stores Co., Fleming
  Companies Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific, Safeway Inc., Supervalu Inc., The Vons Companies Inc. and Winn-Dixie Stores.
   The Company's peer group is composed of the nine largest food companies measured by total revenue (excluding the Company) within the Wholesale/Retail Compensation Survey (the "Survey"), which permits a comparison of the return of the Company's shareholders to that of companies against which executive compensation levels are measured. The Compensation Committee establishes the compensation for executives and management by comparison to compensation reported in the Survey.
   Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph shall be deemed incorporated by reference into any other filing, absent an express reference thereto.

                         COMPENSATION PURSUANT TO PLANS
The Company maintains various benefit plans which are available to management and certain other employees. The Company derives the benefit of certain tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN
The Company adopted The Kroger Co. Employee Protection Plan ("KEPP") during fiscal 1988. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months' salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 1998 unless renewed by the Board of Directors.

PENSION PLANS
The Company maintains the Kroger Retirement Benefit Plan, a defined benefit plan, to provide pension benefits to retired or disabled management employees and certain groups of hourly personnel. The Plan generally provides for benefits at age 62 or later equal to 1 1/2% times the years of service, after attaining age 21, (or, for participants prior to January 1, 1986, after attaining age 25) times the highest average earnings for any five years during the ten calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains an Excess Benefits Plan under which the Company pays benefits under this formula which exceed the maximum benefit payable under ERISA by defined benefit plans. The following table gives examples of annual retirement benefits payable on a straight-life basis under the Company's retirement program.

                                               YEARS OF SERVICE
      FIVE YEAR        -----------------------------------------------------------------
 VERAGE REMUNERATIONA      15         20         25         30         35         40
- --------------------   ---------- ---------- ---------- ---------- ---------- ----------
      $  150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
         250,000          56,250     75,000     93,750    112,500    131,250    150,000
         450,000         101,250    135,000    168,750    202,500    236,250    270,000
         650,000         146,250    195,000    243,750    292,500    341,250    390,000
         850,000         191,250    255,000    318,750    382,500    446,250    510,000
         900,000         202,500    270,000    337,500    405,000    472,500    540,000
       1,200,000         270,000    360,000    450,000    540,000    630,000    720,000
       1,300,000         292,500    390,000    487,500    585,000    682,500    780,000

No deductions have been made in the above table for offsets tied to Social Security benefits.
Remuneration earned by Messrs. Pichler, Bere, Sinkula and Kenney in 1994, which was covered by the Plan was $1,012,727, $667,406, $540,947 and $456,415,
respectively. As of December 31, 1994, they had 7, 37, 15, and 33 years of credited service, respectively.

DILLON PLANS
Dillon Companies, Inc. and its subsidiaries maintain pension, profit sharing, stock ownership, and savings plans that provide benefits at levels comparable to the plans described above. David B. Dillon participates in these plans. In addition, Mr. Pichler has six years of credited service under certain of the pension and profit sharing plans, but no further credited service will be accrued for him under such plans.

Under the Dillon Profit Sharing and Savings Plans, Dillon and each of its subsidiaries contributes a certain percentage of its net income, determined annually, to its plans to be allocated among its participating employees based on the percent each such participating employee's total compensation bears to the total compensation of all participating employees employed by such entity. On participating employees' termination after the age of 60 (or prior thereto after 7 years of service), death or disability, they are entitled to their full account balance. To update and supplement these plans, Dillon and several of its subsidiaries have adopted Pension Plans for their eligible employees. Under these plans, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing and Savings Plans (except as may be limited by provisions of ERISA). The following table shows the estimated annual pension payable upon retirement to persons covered by Dillon's Pension Plans. Benefits payable under the Profit Sharing Plan may exceed the amount payable under the Pension Plan, and participants are entitled to the greater of the two. The table does not reflect benefits payable under Dillon's Profit Sharing and Savings Plans, since benefits under those plans are not determined by years of service, and no deductions have been made in the table for offsets tied to Social Security benefits.

                                         YEARS OF SERVICE
      AVERAGE    -----------------------------------------------------------------
   COMPENSATION      15         20         25         30         35         40
   ------------  ---------- ---------- ---------- ---------- ---------- ----------
  $150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
   250,000          56,250     75,000     93,750    112,500    131,250    150,000
   300,000          67,500     90,000    112,500    135,000    157,500    180,000
   400,000          90,000    120,000    150,000    180,000    210,000    240,000
   500,000         112,500    150,000    187,500    225,000    262,500    300,000
   600,000         135,000    180,000    225,000    270,000    315,000    360,000
   700,000         157,500    210,000    262,500    315,000    367,500    420,000

The amounts contributed by Dillon and its subsidiaries pursuant to these Pension Plans is not readily ascertainable for any individual, and thus is not set forth with respect to Mr. Dillon. Mr. Dillon has 19 years of credited service.

EMPLOYMENT CONTRACTS
The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler's employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler's salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler's termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62 if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

As of February 10, 1995, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company's Common Stock as follows:

                                                         AMOUNT AND
                                                    NATURE OF BENEFICIAL
 NAME                                                    OWNERSHIP
- -------------------------------------------------------------------------------
Reuben V. Anderson.................................           1,000
Richard L. Bere....................................         207,122(7)(8)
Raymond B. Carey, Jr...............................           5,000
John L. Clendenin..................................           1,000
David B. Dillon....................................         261,986(1)(7)(8)
Richard W. Dillon..................................         193,625(2)
Lyle Everingham....................................         327,132(3)(7)
Patrick J. Kenney..................................         160,452(7)(8)
John T. LaMacchia..................................           1,000
Patricia Shontz Longe..............................           4,000
T. Ballard Morton, Jr..............................          10,000
Thomas H. O'Leary..................................           1,000
John D. Ong........................................           1,000
Katherine D. Ortega................................           1,040
Joseph A. Pichler..................................         419,802(4)(7)(8)
Martha Romayne Seger...............................           1,200
William J. Sinkula.................................         246,270(7)(8)
James D. Woods.....................................           1,000
Directors and Executive Officers as a group (in-
 cluding those named above)........................       2,527,924(5)(6)(7)(8)

- --------------------------------------------------------------------------------
(1) This amount does not include 29,730 shares owned by Mr. Dillon's wife, 13,506 shares in his children's trust or 10,584 shares owned by his children. Mr. Dillon disclaims beneficial ownership of these shares.
(2) This amount does not include 93,116 shares owned by Mr. Richard Dillon's wife or 489,800 in his father's trust of which he is a co-trustee. Mr.
    Dillon disclaims beneficial ownership of these shares.
(3) This amount does not include 56,453 shares owned by Mr. Everingham's wife.
    Mr. Everingham disclaims beneficial ownership of these shares.
(4) This amount does not include 705 shares owned by Mr. Pichler's wife or 1,308 shares owned by his children. Mr. Pichler disclaims beneficial ownership of these shares.
(5) The figure shown does not include an aggregate of 10,658 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not previously listed above. In each case the director or executive officer disclaims beneficial ownership of such shares.
(6) No director or executive officer owned as much as 1% of Common Stock of the Company. The directors and executive officers as a group beneficially owned 2.3% of Common Stock of the Company.
(7) This amount includes shares which represent options exercisable on or before April 10, 1995, in the following amounts: Mr. Bere, 116,777; Mr. Dillon, 142,505; Mr. Everingham, 110,000; Mr. Kenney, 139,703; Mr. Pichler, 214,080; Mr. Sinkula, 85,500; and all directors and executive officers as a group, 1,314,194.
(8) The fractional interest resulting from allocations under Kroger's 401(k) plan and Dillon's ESOP and 401(k) plan has been rounded to the nearest whole number.

As of February 10, 1995, the following persons reported beneficial ownership of the Company's Common Stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

                                                                           AMOUNT AND
                                                                            NATURE OF   PERCENTAGE
                   NAME                      ADDRESS OF BENEFICIAL OWNER    OWNERSHIP    OF CLASS
- --------------------------------------------------------------------------------------------------
The Kroger Co. Savings Plan                 1014 Vine Street              14,985,385(1)   13.5%
                                            Cincinnati, OH 45202
The Dillon Cos. Employee Master Trust       700 East 30th Street           8,347,177(1)    7.5%
                                            Hutchinson, KS 67052

- ------
(1) Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such officers, directors and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1994 all filing requirements applicable to its officers, directors and ten percent beneficial owners were satisfied except that Mr. John L. Clendenin inadvertently filed a Form 4, reporting a purchase of 600 shares, 20 days late.

                             SELECTION OF AUDITORS
                                  (ITEM NO. 2)
The Board of Directors, on February 9, 1995, appointed the firm of Coopers & Lybrand L.L.P. as Company auditors for 1995, subject to ratification by shareholders. This appointment was recommended by the Company's Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:
     "RESOLVED, That the appointment by the Board of
     Directors of Coopers & Lybrand L.L.P. as Company
     auditors for 1995 be and it hereby is ratified."
Fees for all audit services provided by Coopers & Lybrand L.L.P. in 1994 totaled $675,283. In addition, fees totaling $1,546,500 were charged for non-audit services.
A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting to respond to appropriate questions and to make a statement if he desires to do so.
THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.
                                 -------------

SHAREHOLDER PROPOSALS--1996 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company's proxy material relating to the Company's annual meeting in May 1996 should be addressed to the Secretary of the Company and must be received at the Company's executive offices not later than December 7, 1995.
                                 -------------

Attached to this Proxy Statement is the Company's 1994 Annual Report which includes a brief description of the Company's business indicating the general scope and nature of such business during 1994, together with the audited financial information contained in the Company's 1994 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THAT REPORT IS AVAILABLE TO SHAREHOLDERS ON REQUEST BY WRITING: LAWRENCE M. TURNER, TREASURER, THE KROGER CO., 1014 VINE STREET, CINCINNATI, OHIO 45202-1100 OR BY CALLING 1-513-762-1220.
The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

                                        By order of the Board
                                         of Directors,

                                        Paul W. Heldman,
                                         Secretary

                             FINANCIAL REPORT 1994
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.
The Company's financial statements have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, approved by the shareholders. Management has made available to Coopers & Lybrand L.L.P. all of the Company's financial records and related data, as well as the minutes of shareholders' and directors' meetings. Furthermore, management believes that all representations made to Coopers & Lybrand L.L.P. during its audit were valid and appropriate. Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company's financial statements, Coopers & Lybrand L.L.P. completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand L.L.P.'s recommendations concerning the Company's system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 1994, the Company's system of internal control is adequate to accomplish the objectives discussed herein.
Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company's code of corporate conduct, which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

JOSEPH A. PICHLER                   WILLIAM J. SINKULA
Chairman of the Board and           Executive Vice President and
Chief Executive Officer             Chief Financial Officer

AUDIT COMMITTEE CHAIRMAN'S LETTER
The Audit Committee of the Board of Directors is composed of five independent directors. The committee held three meetings during fiscal year 1994. In addition, members of the committee received and reviewed various reports from the Company's internal auditor and from Coopers & Lybrand L.L.P. throughout the year.
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareowner approval, the selection of the Company's independent public accountant, Coopers & Lybrand L.L.P. The Audit Committee discussed with the Company's internal auditor and Coopers & Lybrand L.L.P. the overall scope and specific plans for their respective audits. The committee also discussed the Company's consolidated financial statements and the adequacy of the Company's internal controls. At each meeting, the committee met with the Company's internal auditor and Coopers & Lybrand L.L.P., in each case without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Those meetings also were designed to facilitate any private communications with the committee desired by the Company's internal auditor or Coopers & Lybrand L.L.P.

                                    JOHN T. LAMACCHIA
                                    Chairman--Audit Committee

                                  THE COMPANY
The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of December 31, 1994 the Company was the largest grocery retailer in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is
(513) 762-4000.

As of December 31, 1994, the Company operated 1,301 supermarkets, most of which are leased. Of this number, 1,061 supermarkets were operated principally under the Kroger name in the Midwest and South. Dillon Companies, Inc. ("Dillon"), a wholly-owned subsidiary of the Company, operated 240 supermarkets directly or through wholly-owned subsidiaries (the "Dillon Supermarkets"). The Dillon Supermarkets, principally located in Colorado, Kansas, Arizona and Missouri, operate under the names "King Soopers", "Dillon Food Stores", "Fry's Food Stores", "City Market", "Gerbes Supermarkets" and "Sav-Mor".

As of December 31, 1994, the Company, through its Dillon subsidiary, operated 932 convenience stores under the trade names of "Kwik Shop", "Quik Stop Markets", "Time Saver Stores", "Tom Thumb Food Stores", "Turkey Hill Minit Markets", "Loaf 'N Jug", and "Mini-Mart". 789 of these stores were Company owned and operated while 143 were operated through franchise agreements. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

On January 17, 1995, the Company sold Time Savers Stores, Inc. which operated, directly or through franchise agreements, a total of 116 convenience stores to E-Z Serve Convenience Stores, Inc.

The Company intends to develop new food and convenience store locations and will continue to assess existing stores as to possible replacement, remodeling, enlarging or closing.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
SALES
Total sales for the fourth quarter of 1994 were $5.6 billion compared to $5.4 billion in the fourth quarter of 1993, a 3.4% increase. Sales for the full year increased 2.6%. A review of sales by lines of business for the three years ended December 31, 1994, is as follows:

                                         1994           1993           1992
                          % OF 1994 -------------- -------------- --------------
                            SALES   AMOUNT  CHANGE AMOUNT  CHANGE AMOUNT  CHANGE
                   -------------------------------------------------------------
                                          (MILLIONS OF DOLLARS)
Food Stores..............   93.4%   $21,442  +4.9% $20,443 +1.1%  $20,199 +3.4%
Convenience Stores.......    3.9%       898  -5.6%     951 +3.9%      916 +6.0%
Other sales..............    2.7%       619 -37.5%     990 -3.9%    1,030 +8.0%
                           ------   -------        -------        -------
Total sales..............  100.0%   $22,959  +2.6% $22,384 +1.1%  $22,145 +3.7%

Food stores sales for the fourth quarter 1994 were 5.9% ahead of the fourth quarter 1993. Food stores sales for the full year were 5.4% ahead of 1993 after adjusting for the San Antonio stores sold during the third quarter of 1993. Sales in identical food stores, stores that have been in operation and have not been expanded or relocated for one full year, increased 2.5% in the fourth quarter and 2.2% for the full year. Management estimates that inflation accounted for approximately 1% of the 1994 identical store sales increase. The increase in food stores sales can be attributed primarily to a 4.7% increase in square footage, price inflation in pharmaceuticals and certain commodities such as coffee, and the continuing maturation of the Company's "combination" format stores. The Company's storing program is focused on the combination food and drug store. These stores combine a food store with a pharmacy and numerous specialty departments such as floral, video rental, book stores, etc. The emphasis and on-going development of this store format have become the primary vehicle by which the Company expects to increase sales.
Convenience stores sales decreased 5.6% for the year and 4.0% during the fourth quarter as a result of excluding certain franchised store sales that were included in reported sales in prior years. Adjusting 1993 sales to exclude franchise sales from convenience stores sales would result in an 8.4% increase for the quarter and a 6.0% increase year-to-date. The fourth quarter and full year 1994 sales for the seven-company convenience store group were strengthened by strong identical in-store sales and an increase in gasoline retail prices. In-store sales in identical convenience stores increased 5.3% in the fourth quarter 1994 and 4.0% for the full year. Gasoline sales at identical convenience stores increased 3.9% in the fourth quarter 1994 on a .5% decrease in gallons sold and increased 2.9% for the year on a 1.6% increase in gallons sold.
Other sales include outside sales by the Company's manufacturing divisions and sales of general merchandise to Hook-SupeRx, Inc. ("HSI") (See Other Charges and Credits in the Notes to Financial Statements). HSI completed an expansion of its warehouse in early 1994 and discontinued its purchases from the Company. In 1993, annual sales to HSI were $472 million. Adjusting other sales to eliminate sales to HSI would produce increases of 7.4% for the fourth quarter and 10.2% for the full year.
Total sales for the fourth quarter and year-to-date increased 6.0% and 5.6%, respectively, after adjusting for the other sales to HSI, the change in franchise sales accounting, and the exclusion of sales from the Company's San Antonio stores which were sold in August 1993.
Total food store square footage increased 4.7%, 3.2% and 2.5% in 1994, 1993, and 1992, respectively. The Company expects to increase retail food store square footage by approximately 5.5% during 1995 and 1996. Convenience store square footage increased .4% in 1994, declined .7% in 1993, and increased .2% in 1992. In early 1995, the Company sold its Time Savers convenience store operations which will result in a convenience store square footage decline of 12%. Sales per average square foot for the last three years were:

                                                                   TOTAL SALES
                                                                       PER
                                                                  AVERAGE SQUARE
                                                                       FOOT
                                                                  --------------
                                                                  1994 1993 1992
                                                       -------------------------
Food Stores...................................................... $402 $398 $402
Convenience Stores............................................... $412 $405 $389

1992's food stores sales per average square foot includes an extra week which occurs due to the Company's 52/53 week fiscal year. Without the extra week the amount would have been $394.
The Company continued to build its sales volume in 1994 during a period of new and formidable competition. The Company achieved this through new square footage and through the increased productivity of existing stores. Markets that were especially competitive in the recent past, such as Toledo and Dayton, Ohio and Michigan have begun to produce favorable comparable results. The Atlanta, Georgia market experienced an influx of major new competition during 1994 yet the operating division was still able to produce improved results. All of these markets helped to offset the challenge that the Company faced in Indiana with the opening of supercenters in the marketplace. The Company has been able to offset the effect of highly competitive areas such as Indiana in 1994, because of its multi-regional operations. The Company reduced the cost of products during 1994 through its investment in technology aimed toward improved store operation, procurement and distribution practices. This has allowed the Company to pass on some of these lower costs to the consumer and made the Company more price competitive and attractive to customers.
It is anticipated that 1995 will be another year of improved performance from the Company's existing store base as well as realized contributions from the capital spending program which will substantially increase the Company's food store square footage during 1995. Additional investments in technology should continue to increase operating efficiencies, which can be reinvested into sales growth through improved service to the customer and more competitive pricing. Factors that affected 1994 sales had already begun to impact sales in 1993. 1993's sales showed an improvement over 1992 from the rebounding of the Michigan market that sustained a prolonged labor strike in 1992, increased price competitiveness of the Company, and private label popularity. Sales in 1992 were improved from 1991 primarily due to the extra week in the fiscal year.

EBITD
The Company's Senior Competitive Advance and Revolving Credit Facility Agreement (the "Credit Agreement"), dated as of July 19, 1994, and the indentures underlying approximately $1.5 billion of publicly issued debt contain various restrictive covenants, many of which are based on earnings before interest, taxes, depreciation, LIFO charge, unusual and extraordinary items ("EBITD"). These covenants are based, among other things, upon generally accepted accounting principles ("GAAP") as applied on a date prior to January 3, 1993. The ability to generate EBITD at levels sufficient to satisfy the requirements of these agreements is a key measure of the Company's financial strength. The presentation of EBITD is not intended to be an alternative to any GAAP measure of performance but rather to facilitate an understanding of the Company's performance compared to its debt covenants. At December 31, 1994 the Company was in compliance with all covenants of its Credit Agreement and publicly issued debt. The Company believes it has adequate coverage of its debt covenants to continue to respond effectively to competitive conditions.
During 1994, EBITD, which does not include the effect of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions", the Company's special contribution to The Kroger Co. Foundation, or the 1993 charge related to the disposition of the San Antonio stores, increased 9.0% to $1.065 billion compared to $977 million in 1993 and $908 million in 1992. 1994's EBITD increase was primarily the result of increased sales, positive effects from the Company's accelerated store construction, cost reductions in procurement and distribution which improved gross margins, and the return on investments in new technology. 1993's EBITD increase was due in large part to increased sales combined with an improved gross profit rate. 1992's EBITD was negatively affected by a Michigan strike which reduced EBITD by approximately $69 million and was increased by the extra week in the fiscal year.

MERCHANDISE COSTS
Merchandise costs include warehousing and transportation expenses and LIFO charges or credits. The following table shows the relative effect that LIFO charges have had on merchandising costs as a percent of sales:

                                                            1994   1993    1992
                                                           ---------------------
Merchandise costs as reported............................. 75.81% 76.43%  77.12%
LIFO charge (credit)......................................   .07%  (.02%)   .03%
                                                           ------ ------  ------
Merchandise costs as adjusted............................. 75.74% 76.45%  77.09%

The Company's FIFO merchandise costs decreased for the second consecutive year. 1992's rate was up from 1991 due to a costly labor strike in Michigan. 1994's gross profit rate was favorably influenced by the Company's advances in consolidated distribution and coordinated purchasing, reduced transportation costs as a percent of sales, and strong private label sales. Merchandise costs were unfavorably affected by the increase in the LIFO reserve charge. Merchandise costs also were favorably affected by the discontinuance of low-margin sales to HSI. Merchandise costs as a percent of sales adjusted for these sales declined to 75.76% in 1994 from 75.97% in 1993.
The Company expects gross profit rates to improve in the future as cost savings continue to be realized from increased efficiencies in logistics, procurement and technology.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES
Operating, general and administrative expenses as a percent of sales in 1994, 1993 and 1992 were 18.42%, 17.98% and 17.51%, respectively. Excluding the effect of SFAS No. 106 and sales to HSI from 1994, operating, general and administrative expenses were 18.37%. Excluding the effect of SFAS No. 106, sales to HSI, and the convenience store franchise sales from 1993, operating, general and administrative expenses as a percent of sales were 18.27%. Operating, general and administrative expenses were adversely affected by higher incentive bonuses for both management and store employees based on improved results as compared to 1993. Additionally, the up-front costs associated with the opening of new stores increased operating, general and administrative expenses. The Company opened, acquired, or expanded 82 food stores in 1994 as compared to a total of 46 in 1993.
The Company continues to invest in new technologies to improve efficiencies, lower costs, and increase customer service. Automated labor scheduling and faster front-end point of sale systems including coupon validation technology and front-end scaling are examples of new systems being implemented. Labor negotiations during 1994 produced peaceful and generally favorable settlements that will help to improve operating flexibility and contain costs in the future.

INCOME TAXES
The effective income tax rates were 36.2%, 39.8% and 41.7% for 1994, 1993 and 1992, respectively. 1994's income tax expense includes a $5.9 million benefit from the donation to The Kroger Co. Foundation of an asset that had a market value above the book value. 1993's income tax expense includes a $4.2 million charge to increase deferred taxes for the change in the federal income tax rate.

NET EARNINGS (LOSS)
Net earnings (loss) totaled $242.2 million in 1994 compared to $(12.2) million in 1993 and $(5.9) million in 1992. Earnings in 1994 compared to 1993 and 1992 was affected by: (i) a 1994 pre-tax charge of $4.4 million offset by a $5.9 million tax credit in connection with the Company's contribution to The Kroger Co. Foundation, (ii) a $25.1 million pre-tax charge in 1994 to recognize future lease commitments and losses on equipment related to certain San Antonio stores sold to Megafoods, Inc. which declared bankruptcy during 1994, (iii) a $25.1 million 1994 pre-tax gain on the disposition of the Company's investment in HSI after providing for certain tax indemnities related to HSI, (iv) a 1993 charge against earnings of $248.7 million before taxes, $159.2 million after tax, for the cumulative effect, along with an additional $17.7 million and $19.5 million in 1994 and 1993, respectively, for the current year's effect of a change in accounting for retiree health benefits, (v) an after tax extraordinary loss from the early retirement of debt in 1994 of $26.7 million compared to $23.8 million in 1993 and $107.1 million in 1992, (vi) a sixty-seven day strike in Michigan which reduced pre-tax income by approximately $69 million in 1992, (vii) a pre-tax LIFO charge in 1994 of $16.1 million versus a credit of $3.2 million in 1993 and a charge of $8.1 million in 1992, (viii) a $4.4 million pre-tax ($2.7 million after tax) one-time charge in 1993 related to a change in the estimated useful life of certain computer equipment, (ix) a $22.7 million charge ($15 million after tax) during 1993 in connection with the disposition of the San Antonio stores, and (x) net interest expense in 1994 of $327.6 million versus $390.0 million in 1993 and $474.8 million in 1992.

LIQUIDITY AND CAPITAL RESOURCES
DEBT MANAGEMENT AND INTEREST EXPENSE
Net interest expense declined to $327.6 million in 1994 as compared to $390.0 million in 1993 and $474.8 million in 1992. The reduction in interest expense is primarily due to the Company's progress in refinancing its high-cost, long-term debt and debt reduction. The Company was successful in placing $1.7 billion of senior subordinated or senior secured debt during 1992, 1993, and 1994 with an average rate of 9.23% and $200 million of convertible junior subordinated notes with a rate of 6.375%.
The proceeds from these offerings, and from the issuance of 13,275,000 shares of common stock which netted $203.5 million in 1993, were used to redeem or repurchase, on the open market, $3.3 billion of high yield subordinated debt with an average rate of 13.3% (See "Repurchase and Redemption of Subordinated Debt").
The Company entered into a new Credit Agreement on July 19, 1994 which reduced the Company's interest rate spread over LIBOR on its bank borrowings. The Company's Credit Agreement is a seven year, $1.75 billion revolving loan which increases the amount the Company is permitted to expend on capital expenditures compared to the prior agreement. The Company's initial borrowing under the new agreement, totaling $745 million, was used to pay the remaining balance on the old agreement. The average interest rate on the Company's bank debt, which totaled $979.3 million at year-end 1994 versus $847.0 million at year-end 1993, was 5.57% compared to 4.57% at the end of 1993 and 5.42% at the end of 1992. The increase is due to higher market interest rates that were not entirely offset by the lower interest rate spreads on the Company's new Credit Agreement. The Company's rate on the bank debt is variable.
The Company currently expects 1995 net interest expense, based on year-end 1994 rates, to total approximately $330 million. A 1% change upward in market rates would increase this estimated expense by approximately $4.8 million. A 1% decrease in market rates would reduce the estimated expense by approximately $5.9 million.
As a result of these public and bank debt transactions as well as the 1993 stock issuance, the Company has reduced the weighted average cost of its long-term debt, including capital leases, to 8.5% versus 11.6% at the beginning of 1990. Long-term debt, including capital leases and current portion thereof, decreased $300 million to $3.906 billion at year-end 1994 from $4.206 billion at year-end 1993. The Company has purchased a portion of the debt issued by the lenders of certain of its structured financings, which cannot be retired early, in an effort to effectively further reduce the Company's interest expense. Excluding the debt incurred to make these purchases, which are classified as investments, the Company's long-term debt would be $68.8 million less or $3.837 billion.

Required principal repayments over the next five years decreased to $670.7 million at year-end 1994 versus $1.048 billion and $534.5 million at year-end 1993 and 1992, respectively. Scheduled debt maturities for the five years subsequent to 1994, 1993 and 1992 were:

                                                1994     1993     1992
                                              -------- -------- --------
                                                    (IN THOUSANDS)
Year 1....................................... $  7,926 $ 63,053 $ 73,248
Year 2.......................................   14,341  111,010  115,017
Year 3.......................................   12,875  117,434  111,549
Year 4.......................................   15,507  146,784  118,032
Year 5.......................................  620,012  609,769  116,669

1994's Year 5 maturities include $125 million of 9% Senior Subordinated Notes, $200 million of 6 3/8% Convertible Junior Subordinated Notes, and the remaining $222.6 million of 10% Senior Subordinated Notes. The Company currently expects to issue a redemption notice on the 6 3/8% Convertible Junior Subordinated Notes by December 1995, which, based solely on the current market price of the Company's common stock, should result in conversion by virtually all of the holders.
1993's Year 5 maturities include the entire $362.0 million outstanding under the Company's Working Capital Facility under the predecessor to the Company's current Credit Agreement, $68.0 million of Facility D under its predecessor Credit Agreement, and the remaining 11 1/8% Senior Notes outstanding at January 1, 1994 of $138.4 million which were redeemed on March 15, 1994. Maturities shown for 1992 reflect the restated Credit Agreement dated as of January 21, 1992.
The Company currently has in place various interest rate hedging agreements aggregating $2.3 billion. The Company enters into interest rate hedging agreements to lower funding cost, to diversify sources of funding and to alter interest rate exposures arising from mismatches between assets and liabilities. The effect of these agreements is to: (i) fix the rate on $550 million floating rate debt, with $200 million of swaps expiring in May 1996, and the remaining $350 million of swaps expiring in July 2001, (ii) swap the contractual interest rate on $350 million of seven and ten year debt instruments to the rates available on three to five year fixed rate instruments (upon expiration of the three to five year swap agreements the fixed contractual rate will become floating for the remainder of the seven and ten year term of debt), (iii) swap the contractual interest rate on $825 million of four, seven and ten year fixed-rate instruments into floating-rate instruments, and (iv) cap six month LIBOR on $575 million for one to five years at rates of 4.20% to 6.00%, with $50 million of the caps expiring in each of July 1995, July 1997 and July 1998, $150 million of the caps expiring in November 1995, and the remaining $275 million expiring in the first quarter of 1996.
To meet any short-term liquidity needs, the Company's Credit Agreement provides for borrowings of up to $1.75 billion. The Company's borrowings under the Credit Agreement are permitted to be in the form of commercial paper. At December 31, 1994, the Company had $227.9 million of commercial paper outstanding of the $979.3 million in total bank borrowings. At year-end 1994, after deducting amounts set aside as backup for the Company's unrated commercial paper program, $585.0 million was available under the Company's Credit Agreement to meet short-term liquidity needs. There are no principal payments required under the Credit Agreement until its expiration on July 19, 2001.

COMMON STOCK
On March 4, 1993 the Company issued 12,500,000 shares of its common stock through a public offering. On April 1, 1993, the Company issued an additional 775,000 shares of its common stock pursuant to an over-allotment option granted to the underwriters in connection with the offering. The Company realized $203.5 million on these issues which was used to repay, purchase, or redeem outstanding indebtedness of the Company.

REPURCHASE AND REDEMPTION OF SUBORDINATED DEBT
During 1994 the Company redeemed the remaining outstanding amounts of its 11 1/8% Senior Notes, its 8 3/4% Senior Subordinated Reset Notes and its 8 1/4% Convertible Junior Subordinated Debentures. The

Company also repurchased $144.8 million of its various senior subordinated debt issues and $39.9 million of its 9 1/4% Senior Secured Debentures. The redemptions and repurchases were effected using funds from asset sales, the sale of treasury stock to employee benefit plans, proceeds from new financings, and excess cash from operations. The outstanding balances of these debt issues at December 31, 1994 were $1.105 billion for the Senior Subordinated Debt issues, and $160.2 million for the 9 1/4% Senior Secured Debentures.
During 1993 the Company repurchased $300.6 million face amount of Junior Subordinated Discount Debentures with an accreted value of $285.1 million, $71.2 million Senior Subordinated Debentures, $111.6 million Senior Notes, and $33.5 million Senior Subordinated Reset Notes. Additionally, the Company redeemed the remaining $498.2 million Junior Subordinated Discount Debentures. During 1992 the Company repurchased $269.9 million face amount of Junior Subordinated Discount Debentures with an accreted value of $231.1 million, $343.9 million Senior Subordinated Debentures and $256.2 million Subordinated Debentures. Additionally, the Company redeemed $120.5 million Senior Subordinated Debentures and $304.6 million Subordinated Debentures.

CAPITAL EXPENDITURES
Capital expenditures totaled $534.0 million for 1994, a 42% increase over 1993's total of $376.1 million. 1992's capital outlays were $241.2 million. During 1994 the Company opened, acquired or expanded 82 food stores and 17 convenience stores compared to 46 food stores and 10 convenience stores in 1993 and 42 food stores and 19 convenience stores in 1992. The Company also completed 66 food store and 21 convenience store remodels during 1994. During 1994, 41 food stores were closed or sold including the sale of seven stores in Alabama and Mississippi to Delchamps. The Company closed 16 convenience stores during 1994 and, in early 1995, completed the sale of its 116 store Time Savers convenience store division. The Company expects capital expenditures to approximate $600 million in 1995 which will allow for food store square footage growth of approximately 5.5% by opening, expanding or acquiring approximately 90 food stores. The Company also expects to complete within-the-wall remodels of 60-70 food stores. The increased square footage is planned for existing Company markets where the Company has an established market position and an existing administrative and logistical network. The Company's ability to realize its capital expenditures plan will depend, in part, on its ability to generate continued EBITD growth.

CONSOLIDATED STATEMENT OF CASH FLOWS
During 1994 the Company generated $750.3 million in cash from operating activities compared to $617.3 million in 1993 and $532.8 million in 1992. The increase from 1993 is primarily due to an increase in operating net income of $98.1 million. Additionally, the Company experienced an increase in cash from changes in operating working capital of $195.9 million as compared to $105.5 million in 1993. This reduction in working capital was due in large part to increases in accrued expenses and other liabilities. The increase in 1993 from 1992 is due to an increase in operating net income of $69.6 million and an increase in cash from changes in operating assets and liabilities of $105.5 million as compared to $45.1 million in 1992.
Investing activities used $546.5 million compared to $368.3 million of cash used in 1993 and $264.3 million of cash used in 1992. The increase in the use of cash in 1994 is due to an increase in the level of capital expenditures over 1993 of $157.8 million, and an increase in the use of cash of $43.5 million for investments and $8.8 million for 1994 additions to property held for sale, combined with a decline of $18.5 million in the source of cash from sales of property, plant and equipment. The increase in investments was primarily due to the purchase of debt issued by a lender of certain of the Company's structured financings. (See Liquidity and Capital Resources) This increase in the use of cash was offset by an increase in cash proceeds from the sale of investments of $50.5 million over 1993. The increase in 1993 from 1992 is due to an increase in cash used for capital expenditures and the purchase of investments offset by reduced expenditures for additions to property held for sale and increased proceeds from the sale of property, plant and equipment.

Cash used by financing activities totaled $297.8 million compared to $231.7 million and $168.4 million in 1993 and 1992, respectively. The increase in the use of cash during 1994 is due to a net reduction in proceeds from the sale of common stock and treasury stock of $192.9 million offset by a 1994 debt reduction of $304.1 million versus 1993's debt reduction of $423.0 million. The increase in 1993 from 1992 is due to a larger level of debt reduction offset by proceeds from the sale of stock and lower debt prepayment and financing costs incurred.

OTHER ISSUES
The Company is party to more than 200 collective bargaining agreements with local unions representing approximately 150,000 of the Company's employees. During 1994 the Company negotiated a total of 63 labor contracts, all of which were settled with no work stoppages. Typical agreements are 3 to 5 years in duration, and as such agreements expire, the Company expects to negotiate with the unions and to enter into new collective bargaining agreements. There can be no assurance, however, that such agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of the Company's operations. Major union contracts that will be negotiated in 1995 include the Memphis, Houston, Indianapolis, and Columbus, Ohio food clerks.

SUBSEQUENT EVENTS
On January 17, 1995 the Company sold its Time Saver Stores, Inc. subsidiary to E-Z Serve Convenience Stores, Inc. Time Saver Stores, Inc. had 1994 sales of $116.7 million and operated 116 convenience stores, either directly or through franchise agreements, in the state of Louisiana.
Subsequent to December 31, 1994 and through March 2, 1995 the Company purchased an additional $95.6 million of its various senior subordinated debt issues. As adjusted for these open market purchases, the carrying amount of the Company's senior subordinated debt was $1.0 billion at March 2, 1995. The Company expects to incur an after-tax extraordinary loss of approximately $3.2 million related to these purchases.

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Shareowners and Board of Directors
The Kroger Co.

We have audited the accompanying consolidated balance sheet of The Kroger Co. as of December 31, 1994 and January 1, 1994, and the related consolidated statements of operations and accumulated deficit, and cash flows for the years ended December 31, 1994, January 1, 1994, and January 2, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Kroger Co. as of December 31, 1994 and January 1, 1994, and the consolidated results of its operations and its cash flows for the years ended December 31, 1994, January 1, 1994 and January 2, 1993, in conformity with generally accepted accounting principles.
As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for postretirement benefit costs other than pensions, as of January 3, 1993.

LOGO

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
January 31, 1995

                           CONSOLIDATED BALANCE SHEET

                                                         DECEMBER 31, JANUARY 1,
(In thousands of dollars)                                    1994        1994
- ---------------------------------------------------------------------------------
ASSETS
Current assets
 Cash and temporary cash investments....................  $   27,223  $  121,253
 Receivables............................................     270,811     287,925
 Inventories:
  FIFO cost.............................................   2,053,207   2,001,376
  Less LIFO reserve.....................................    (438,184)   (422,097)
                                                          ----------  ----------
                                                           1,615,023   1,579,279
 Property held for sale.................................      39,631      37,721
 Prepaid and other current assets.......................     199,437     199,652
                                                          ----------  ----------
   Total current assets.................................   2,152,125   2,225,830
Property, plant and equipment, net......................   2,252,663   1,981,308
Investments and other assets............................     302,886     273,326
                                                          ----------  ----------
   TOTAL ASSETS.........................................  $4,707,674  $4,480,464
                                                          ==========  ==========
LIABILITIES
Current liabilities
 Current portion of long-term debt......................  $    7,926  $   63,053
 Current portion of obligations under capital leases....       8,467       7,962
 Accounts payable.......................................   1,425,612   1,357,532
 Other current liabilities..............................     952,963     822,284
                                                          ----------  ----------
   Total current liabilities............................   2,394,968   2,250,831
Long-term debt..........................................   3,726,343   3,975,362
Obligations under capital leases........................     162,851     159,651
Deferred income taxes...................................     172,690     182,891
Other long-term liabilities.............................     404,506     371,371
                                                          ----------  ----------
   TOTAL LIABILITIES....................................   6,861,358   6,940,106
                                                          ----------  ----------
SHAREOWNERS' DEFICIT
Common capital stock, par $1
 Authorized: 350,000,000 shares
 Issued: 1994--120,573,148 shares
1993--118,549,173 shares................................     338,568     308,534
Accumulated deficit.....................................  (2,248,736) (2,490,932)
Common stock in treasury, at cost
1994--9,576,231 shares
1993--10,901,846 shares.................................    (243,516)   (277,244)
                                                          ----------  ----------
   TOTAL SHAREOWNERS' DEFICIT...........................  (2,153,684) (2,459,642)
                                                          ----------  ----------
   TOTAL LIABILITIES AND SHAREOWNERS' DEFICIT...........  $4,707,674  $4,480,464
                                                          ==========  ==========
- ---------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT Years Ended December 31, 1994, January 1, 1994 and January 2, 1993

                                             1994         1993         1992
(In thousands, except per share amounts)  (52 WEEKS)   (52 WEEKS)   (53 WEEKS)
- --------------------------------------------------------------------------------
Sales.................................... $22,959,122  $22,384,301  $22,144,588
                                          -----------  -----------  -----------
Costs and expenses
 Merchandise costs, including warehousing
  and transportation.....................  17,404,940   17,109,060   17,078,839
 Operating, general and administrative...   4,228,046    4,024,468    3,877,550
 Rent....................................     299,473      290,309      288,113
 Depreciation and amortization...........     277,750      263,810      251,822
 Net interest expense....................     327,550      389,991      474,849
 Other charges...........................                   22,725
                                          -----------  -----------  -----------
   Total.................................  22,537,759   22,100,363   21,971,173
                                          -----------  -----------  -----------
Earnings before tax expense, extraordi-
 nary loss and cumulative effect of
 change in accounting....................     421,363      283,938      173,415
Tax expense..............................     152,460      113,133       72,255
                                          -----------  -----------  -----------
Earnings before extraordinary loss and
 cumulative effect of change in account-
 ing.....................................     268,903      170,805      101,160
Extraordinary loss, net of income tax
 credit..................................     (26,707)     (23,832)    (107,103)
Cumulative effect of change in account-
 ing, net of income tax credit...........                 (159,193)
                                          -----------  -----------  -----------
   Net earnings (loss)................... $   242,196  $   (12,220) $    (5,943)
                                          ===========  ===========  ===========
Accumulated Deficit
 Beginning of year....................... $(2,490,932) $(2,475,561) $(2,460,725)
 Net earnings (loss).....................     242,196      (12,220)      (5,943)
 Sales of treasury stock below average
  cost...................................                   (3,151)      (8,893)
                                          -----------  -----------  -----------
 End of year............................. $(2,248,736) $(2,490,932) $(2,475,561)
                                          ===========  ===========  ===========
Primary earnings (loss) per Common Share
 Earnings before extraordinary loss and
  cumulative effect
  of change in accounting................      $ 2.37       $ 1.60       $ 1.11
 Extraordinary loss......................        (.24)        (.22)       (1.17)
 Cumulative effect of change in account-                     (1.49)
  ing....................................      ------       ------       ------
 Net earnings (loss).....................      $ 2.13       $ (.11)      $ (.06)
                                               ======       ======       ======
Average number of common shares used in
 primary
 calculation.............................     113,537      106,711       91,364
Fully-diluted earnings (loss) per Common
 Share
 Earnings before extraordinary loss and
  cumulative effect
  of change in accounting................      $ 2.19       $ 1.50       $ 1.11
 Extraordinary loss......................        (.21)        (.19)       (1.17)
 Cumulative effect of change in account-                     (1.28)
  ing....................................      ------       ------       ------
 Net earnings (loss).....................      $ 1.98       $  .03       $ (.06)
                                               ======       ======       ======
Average number of common shares used in
 fully-diluted
 calculation.............................     129,714      124,293       91,452

- --------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 1994, January 1, 1994 and January 2, 1993

                                             1994         1993         1992
(In thousands of dollars)                 (52 WEEKS)   (52 WEEKS)   (53 WEEKS)
- --------------------------------------------------------------------------------
Cash Flows From Operating Activities:
 Net earnings (loss)..................... $   242,196  $   (12,220) $    (5,943)
 Adjustments to reconcile net earnings
  (loss) to net cash provided by operat-
  ing activities:
  Extraordinary loss.....................      26,707       23,832      107,103
  Cumulative effect of change in account-
   ing...................................                  159,193
  Depreciation and amortization..........     277,750      263,810      251,822
  Amortization of discount on Junior Sub-
   ordinated Debentures..................                   64,198      112,321
  Amortization of deferred financing
   costs.................................      15,305       15,051       10,660
  Gain on sale of investment.............     (25,099)
  Loss on sale of property, plant and
   equipment.............................      (3,672)       1,004        3,541
  LIFO charge (credit)...................      16,087       (3,172)       8,143
  Non-cash contribution..................       4,364
  Other changes, net.....................         694          140
  Net increase in cash from changes in
   operating assets and liabilities, de-
   tailed hereafter......................     195,931      105,495       45,127
                                          -----------  -----------  -----------
   Net cash provided by operating activi-
    ties.................................     750,263      617,331      532,774
                                          -----------  -----------  -----------
Cash Flows From Investing Activities:
 Capital expenditures....................    (533,965)    (376,138)    (241,234)
 Proceeds from sale of property, plant
  and equipment..........................      21,819       40,296        6,562
 Additions to property held for sale.....     (19,694)     (10,900)     (26,291)
 Increase in other investments...........     (65,124)     (21,602)      (3,375)
 Proceeds from sale of investment........      50,469
                                          -----------  -----------  -----------
   Net cash used by investing activities.    (546,495)    (368,344)    (264,338)
                                          -----------  -----------  -----------
Cash Flows From Financing Activities:
 Debt prepayment costs...................     (24,696)     (33,484)    (136,613)
 Financing charges incurred..............     (22,868)     (18,159)     (39,695)
 Principal payments under capital lease
  obligations............................      (8,249)      (7,557)      (6,561)
 Proceeds from issuance of long-term
  debt...................................     902,979      724,826    1,354,666
 Reductions in long-term debt............  (1,207,125)  (1,147,807)  (1,393,435)
 Proceeds from issuance of capital stock.      24,753      212,015        3,167
 Proceeds from sale of treasury stock....      30,609       36,277       48,843
 Capital stock reacquired................        (257)         (96)         (44)
 Tax benefit of non-qualified stock op-
  tions..................................       7,056        2,256        1,258
                                          -----------  -----------  -----------
   Net cash used by financing activities.    (297,798)    (231,729)    (168,414)
                                          -----------  -----------  -----------
Net increase (decrease) in cash and tem-
 porary cash investments.................     (94,030)      17,258      100,022
Cash and Temporary Cash Investments:
 Beginning of year.......................     121,253      103,995        3,973
                                          -----------  -----------  -----------
 End of year............................. $    27,223  $   121,253  $   103,995
                                          ===========  ===========  ===========

Years Ended December 31, 1994, January 1, 1994 and January 2, 1993

                                                  1994       1993       1992
(In thousands of dollars)                      (52 WEEKS) (52 WEEKS) (53 WEEKS)
- -------------------------------------------------------------------------------
Increase (Decrease) In Cash From Changes In
 Operating Assets And Liabilities:
 Inventories (FIFO)...........................  $(51,831)  $(12,239)  $(21,328)
 Receivables..................................    17,114    (12,752)   (14,092)
 Prepaid and other current assets.............    (5,749)   (10,993)   (18,186)
 Accounts payable.............................    68,080     59,902     29,935
 Accrued expenses.............................   110,290      8,037     53,078
 Deferred income taxes........................    (4,170)     2,175    (34,331)
 Other liabilities............................    62,197     71,365     50,051
                                                --------   --------   --------
                                                $195,931   $105,495   $ 45,127
                                                ========   ========   ========
- -------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
All dollar amounts are in thousands except per share amounts.

ACCOUNTING POLICIES
The following is a summary of the significant accounting policies followed in preparing these financial statements:

 Principles of Consolidation
The consolidated financial statements include the Company and all of its subsidiaries. Certain prior year amounts have been reclassified to conform to the 1994 presentation.

 Segments of Business
The Company operates primarily in one business segment--retail food and drug stores. This segment represents more than 90% of consolidated revenue, operating profit and identifiable assets. The Company also manufactures and processes food for sale by its supermarkets and operates convenience stores.

 Inventories
Inventories are stated at the lower of cost (principally LIFO) or market. Approximately 89% of inventories for 1994 and 1993 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method.

 Property Held for Sale
Property held for sale includes the net book value of property, plant and equipment that the Company plans to sell. The property is valued at the lower of cost or market on an individual property basis.

 Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed principally using the straight-line method over the estimated useful lives of individual assets, composite group lives or the initial or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years and equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives which vary from four to 25 years.

 Interest Rate Hedging Agreements
The Company uses interest rate swaps and caps to hedge a portion of its variable rate borrowings against increases in interest rates. The interest differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements currently as a component of interest expense. Gains and losses from the disposition of hedge agreements are deferred and amortized over the term of the related agreements.

 Deferred Income Taxes
Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting bases. The types of differences that give rise to significant portions of deferred income tax liabilities or assets relate to: property, plant and equipment, inventories, accruals for restructuring and other charges and accruals for compensation-related costs. Deferred income taxes are classified as a net current and noncurrent asset or liability based on the classification of the related asset or liability for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. (See Taxes Based on Income footnote.)

 Consolidated Statement of Cash Flows
For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be temporary cash investments.

Cash paid during the year for interest and income taxes was as follows:

                                                        1994     1993     1992
                                                      --------------------------
Interest............................................. $329,570 $329,495 $367,126
Income taxes.........................................  131,156   92,745   48,195

PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

                                                          1994         1993
                                                       ------------------------
Land.................................................. $   280,797  $   209,784
Buildings and land improvements.......................     803,839      670,204
Equipment.............................................   2,539,312    2,372,998
Leaseholds and leasehold improvements.................     733,019      699,868
Leased property under capital leases..................     241,884      234,114
                                                       -----------  -----------
                                                         4,598,851    4,186,968
Accumulated depreciation and amortization.............  (2,346,188)  (2,205,660)
                                                       -----------  -----------
                                                       $ 2,252,663  $ 1,981,308

Substantially all property, plant and equipment collateralizes debt of the Company. (See Debt Obligations footnote.)

INVESTMENTS AND OTHER ASSETS

Investments and other assets consists of:

                                                                 1994     1993
                                                               -----------------
Deferred financing costs...................................... $ 99,094 $110,684
Goodwill......................................................   47,518   51,192
Investments in Debt Securities................................   68,752   19,773
Other.........................................................   87,522   91,677
                                                               -------- --------
                                                               $302,886 $273,326

The Company is amortizing deferred financing costs using the interest method. Substantially all goodwill is amortized on the straight-line method over forty years. Investments in Debt Securities are held at their amortized cost and the Company intends to hold them to maturity.

OTHER CHARGES AND CREDITS

During 1994 the Company recorded a $25,100 pre-tax charge to recognize future lease commitments and losses on equipment in certain San Antonio stores sublet to Megafoods, Inc. which declared bankruptcy during 1994. The Company had sold its San Antonio stores to Megafoods in 1993. Also during 1994 the Company recorded a gain of $25,100 on the disposition of its investment in Hook-SupeRx, Inc. ("HSI"), as a part of the merger of HSI and a subsidiary of Revco D.S. after providing for certain tax indemnities related to HSI.
In 1994 the Company donated a portion of its stock investment in HSI, with a $4,364 pre-tax book value, to The Kroger Co. Foundation. The donation resulted in a $2,705 after tax expense ($.02 per fully diluted share) and produced a $5,942 tax benefit ($.04 per fully diluted share).
On June 14, 1993, the Company announced its intention to dispose of 15 San Antonio, Texas stores. The Company recognized a pre-tax charge of $22,725 in connection with the disposition. Severance pay, unemployment benefits costs and loss on sale of assets are included in this charge.

OTHER CURRENT LIABILITIES

Other current liabilities consists of:

                                                                1994     1993
                                                              -----------------
Salaries and wages........................................... $279,100 $252,210
Taxes, other than income taxes...............................  138,428  122,852
Interest.....................................................   51,728   62,494
Other........................................................  483,707  384,728
                                                              -------- --------
                                                              $952,963 $822,284

TAXES BASED ON INCOME

The provision for taxes based on income consists of:

                                                    1994      1993      1992
                                                  ----------------------------
Federal
 Current......................................... $127,393  $ 92,863  $ 80,934
 Deferred........................................    2,184     2,174   (34,331)
                                                  --------  --------  --------
                                                   129,577    95,037    46,603
State and local..................................   22,883    18,096    25,652
                                                  --------  --------  --------
                                                   152,460   113,133    72,255
Tax credit from extraordinary loss...............  (17,075)  (14,607)  (65,644)
Tax credit from cumulative effect of change in
 accounting......................................            (89,546)
                                                  --------  --------  --------
                                                  $135,385  $  8,980  $  6,611

Tax laws enacted in 1993 increased federal income tax rates retroactive to the beginning of 1993. Deferred taxes have been adjusted to reflect the increased federal income tax rates. This adjustment increased the deferred tax provision by $4,200 in 1993. Targeted job tax credits reduced the tax provision by $3,240 in 1994, $2,608 in 1993 and $3,378 in 1992.
A reconciliation of the statutory federal rate and the effective rate is as follows:

                                                               1994  1993  1992
                                                               ----------------
Statutory rate................................................ 35.0% 35.0% 34.0%
State income taxes, net of federal tax benefit................  3.5   4.1   9.8
Tax credits................................................... (1.2) (1.0) (2.1)
Tax rate change effect on deferred taxes......................        1.5
Other, net.................................................... (1.1)   .2
                                                               ----  ----  ----
                                                               36.2% 39.8% 41.7%

The tax effects of significant temporary differences and carryforwards that comprise deferred tax balances were as follows:

                                                            1994       1993
- -------------------------------------------------------------------------------
 Current deferred tax assets:
  Compensation related costs............................. $  30,823  $  25,902
  Insurance related costs................................    26,182     34,023
  Inventory related costs................................    17,474     19,523
  Alternative minimum tax credit carryforwards...........               13,971
  Other..................................................    28,145     17,054
                                                          ---------  ---------
                                                            102,624    110,473
                                                          ---------  ---------
 Current deferred tax liabilities:
  Compensation related costs.............................   (21,818)   (26,001)
  Lease accounting.......................................    (5,145)    (5,408)
  Inventory related costs................................   (23,053)   (17,568)
  Other..................................................    (6,475)    (9,331)
                                                          ---------  ---------
                                                            (56,491)   (58,308)
                                                          ---------  ---------
 Current deferred taxes, net (in prepaid and other cur-
  rent assets)........................................... $  46,133  $  52,165
 Long-term deferred tax assets:
  Compensation related costs............................. $ 105,208  $  99,170
  Insurance related costs................................    28,337     21,021
  Lease accounting.......................................    22,885     22,269
  Other..................................................     7,134      6,798
                                                          ---------  ---------
                                                            163,564    149,258
                                                          ---------  ---------
 Long-term deferred tax liabilities:
  Depreciation...........................................  (284,957)  (285,104)
  Compensation related costs.............................   (11,310)    (5,267)
  Lease accounting.......................................    (9,146)   (11,391)
  Deferred charges.......................................    (8,859)    (9,735)
  Other..................................................   (21,982)   (20,652)
                                                          ---------  ---------
                                                           (336,254)  (332,149)
                                                          ---------  ---------
 Long-term deferred taxes, net........................... $(172,690) $(182,891)

DEBT OBLIGATIONS

Long-term debt consists of:

                                                              1994       1993
                                                           ---------- ----------
Variable rate Revolving Credit Facility, due 2001........  $  979,253
Variable rate Senior Term Facility, due in varying
 amounts through 1998....................................             $  386,208
Variable rate Working Capital Facility, due 1998.........                361,954
Variable rate Facility D, due 1997 and 1998..............                 98,796
9 1/4% Senior Secured Debentures, due 2005...............     160,150    200,000
8 1/2% Senior Secured Debentures, due 2003...............     200,000    200,000
11 1/8% Senior Notes, due 1998...........................                138,386
8 3/4% Senior Subordinated Reset Notes, due 1999.........                 66,513
9% Senior Subordinated Notes, due 1999...................     125,000    125,000
9 3/4% Senior Subordinated Debentures, due 2004..........     126,550    175,000
9 3/4% Senior Subordinated Debentures, due 2004, Series
 B.......................................................      70,000    100,000
9 7/8% Senior Subordinated Debentures, due 2002..........     211,150    250,000
6% to 9 5/8% Senior Subordinated Notes, due 1999 to 2009.     349,602    238,182
10% Senior Subordinated Notes, due 1999..................     222,550    250,000
6 3/8% Convertible Junior Subordinated Notes, due 1999...     200,000    200,000
8 1/4% Convertible Junior Subordinated Debentures, due
 2011....................................................                170,000
10% Mortgage loans, with semi-annual payments due through
 2004....................................................     608,163    609,223
5 1/10% to 10 1/4% Industrial Revenue Bonds, due in vary-
 ing amounts through 2021................................     206,095    211,270
7 7/8% to 12 7/8% mortgages, due in varying amounts
 through 2017............................................     253,301    232,469
3 1/2% to 12% notes, due in varying amounts through 2011.      22,455     25,414
                                                           ---------- ----------
Total debt...............................................   3,734,269  4,038,415
Less current portion.....................................       7,926     63,053
                                                           ---------- ----------
Total long-term debt.....................................  $3,726,343 $3,975,362

The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 1994 are:

        1995...................................................... $  7,926
        1996...................................................... $ 14,341
        1997...................................................... $ 12,875
        1998...................................................... $ 15,507
        1999...................................................... $620,012

 Credit Agreement

The Company entered into a new Senior Competitive Advance and Revolving Credit Facility Agreement, dated as of July 19, 1994 (the "Credit Agreement"). This agreement replaced the credit agreement dated as of January 19, 1992. The following constitutes only a summary of the principal terms and conditions of the Credit Agreement. Reference is directed to the Credit Agreement attached as an exhibit to the Company's Current Report on Form 8-K dated July 20, 1994.
The Credit Agreement provides for a seven-year $1,750,000 Senior Competitive Advance and Revolving Credit Facility (the "Facility").
The Credit Agreement expires on July 19, 2001 and is not otherwise subject to amortization.

 Interest Rates

Borrowings under the Facility bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the average of the publicly announced prime rate of Chemical Bank and Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for 3 month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London interbank offered rate ("Eurodollar Rate") plus the Applicable Percentage which varies from .25% to .625% based upon the Company's achievement of a financial ratio. At December 31, 1994, the Applicable Percentage was .50% for Eurodollar Rate advances and declined to .40% on January 17, 1995. The Company also pays a facility fee ("Facility Fee") based on the entire $1,750,000 Facility which varies from .15% to .375% based upon the Company's achievement of a financial ratio. The Facility Fee at December 31, 1994 was .25% and declined to .225% on January 17, 1995.

 Collateral

The Company's obligations under the Facility are collateralized by a pledge of a substantial portion of the Company's and certain of its subsidiaries' assets, including substantially all of the Company's and such subsidiaries' inventory and equipment and the stock of all subsidiaries. Such assets also collateralize the Company's obligations under its existing or hereafter issued senior secured debt.

 Prepayment

The Company may prepay the Facility, in whole or in part, at any time, without a prepayment penalty.

 Certain Covenants

The Credit Agreement contains covenants which, among other things, (i) restrict investments, capital expenditures, and other material outlays and commitments relating thereto, (ii) restrict the incurrence of debt, including the incurrence of debt by subsidiaries, (iii) restrict dividends and payments, prepayments, and repurchases of capital stock, (iv) restrict mergers and acquisitions and changes of business or conduct of business, (v) restrict transactions with affiliates, (vi) restrict certain sales of assets, (vii) restrict changes in accounting treatment and reporting practices except as permitted under generally accepted accounting principles, (viii) require the maintenance of certain financial ratios and levels, including fixed charge coverage ratios and total debt ratios, and (ix) require the Company to maintain interest rate protection providing that at least 50% of the Company's indebtedness for borrowed money is maintained at a fixed rate of interest.

 Interest Rate Protection Program
The Company uses derivatives to limit its exposure to rising interest rates and to adjust the duration of its debt portfolio. The guidelines the Company follows are: (i) no more than 30% (up to a maximum of $1,100,000) of debt will bear interest at a floating rate, (ii) no more than 30% of its debt will bear interest in the 1-6 year range based on initial maturity, (iii) a minimum of 40% of its debt will bear interest in the 7 year or longer range based on initial maturity, (iv) the portfolio of derivatives will contain no leveraged products, and (v) the portfolio will not be driven by profit motive or sensitivity to current mark-to-market status. The Company's compliance with these guidelines is reviewed semi-annually with the Financial Policy Committee of the Company's Board of Directors.
The Company currently has in place various interest rate hedging agreements with notional amounts aggregating $2,650,000. The effect of these agreements is to: (i) fix the rate on $550,000 floating rate debt, with $200,000 of swaps expiring in May 1996, and the remaining $350,000 of swaps expiring in July 2001, for which the Company pays an average rate of 7.22% and receives 6 month LIBOR, (ii) swap the contractual interest rate on $350,000 of seven and ten year debt instruments to the rates available on three to five year fixed rate instruments (upon expiration of the three to five year swap agreements the fixed contractual rate will become floating for the remainder of the seven and ten year term of debt), for which the Company pays an average rate of 5.69% and receives an average rate of 7.04%, (iii) swap the contractual interest rate on $825,000 of four, seven and ten year fixed-rate instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 5.96%, and (iv) cap six month LIBOR on $575,000 for one to five years at rates of 4.20% to 6.00%, with $50,000 of the caps expiring in each of July 1995, July 1997 and July 1998, $150,000 of the caps expiring in November 1995 and the remaining $275,000 expiring in the first quarter of 1996. Interest expense was reduced $15,124 and $12,454 in 1994 and 1993, respectively and increased $2,707 in 1992 as a result of the Company's hedging program.
The present value of the estimated annual effect on future interest expense of the Company's derivative portfolio, based on 6 month LIBOR of 7.00% as in effect at year-end and the forward yield curve at year-end is:

                                                                 FORWARD YIELD
                                                                     CURVE
                                                       YEAR-END  ---------------
                                                        LIBOR              LIBOR
                                                       AT 7.0%    AMOUNT   RATE
                                                       --------  --------  -----
1995.................................................. $  8,020  $  8,318  7.68%
1996..................................................   (3,650)   (9,920) 8.49%
1997..................................................   (6,900)  (14,590) 8.29%
1998..................................................   (6,230)  (12,560) 8.18%
1999..................................................   (6,530)  (10,290) 7.79%
2000..................................................   (5,510)   (8,300) 8.10%
2001..................................................   (2,010)   (3,570) 8.14%
2002..................................................     (930)   (3,040) 8.13%
2003..................................................     (410)     (950) 8.14%
                                                       --------  --------
                                                       $(24,150) $(54,902)

(See Fair Value of Financial Instruments footnote.)

 9 1/4% Senior Secured Debentures
On January 25, 1993, the Company issued $200,000 of 9 1/4% Senior Secured Debentures (the "9 1/4% Senior Secureds"). As of December 31, 1994, the Company has repurchased $39,850 of this issue. The 9 1/4% Senior Secureds become due on January 1, 2005. The 9 1/4% Senior Secureds are redeemable at any time on or after January 1, 1998 in whole or in part at the option of the Company. The redemption prices commence at 104.625% and are reduced by 1.156% annually until January 1, 2002 when the redemption price is 100%.

 8 1/2% Senior Secured Debentures
On July 1, 1993, the Company issued $200,000 of 8 1/2% Senior Secured Debentures (the "8 1/2% Senior Secureds"). The 8 1/2% Senior Secureds become due on June 15, 2003. The 8 1/2% Senior Secureds are redeemable at any time on or after June 15, 1998 in whole or in part at the option of the Company. The redemption prices commence at 104.250% and are reduced by 1.4165% annually until June 15, 2001 when the redemption price is 100%.

 11 1/8% Senior Notes
The 11 1/8% Senior Notes were redeemed on March 15, 1994.

 8 3/4% Senior Subordinated Reset Notes
The 8 3/4% Senior Subordinated Reset Notes were redeemed on June 15, 1994.

 Senior Subordinated Indebtedness
Senior Subordinated Indebtedness consists of the following: (i) $125,000 9% Senior Subordinated Notes due August 15, 1999. This issue is redeemable at any time on or after August 15, 1996 in whole or in part at the option of the Company at par. (ii) $175,000 9 3/4% Senior Subordinated Debentures due February 15, 2004. This issue is redeemable at any time on or after February 15, 1997 in whole or in part at the option of the Company. The redemption prices commence at 104.875% in 1997 and are reduced by 1.625% annually until 2000 when the redemption price is 100%. During 1994 the Company repurchased $48,450 of the 9 3/4% Senior Subordinated Debentures. (iii) $100,000 9 3/4% Senior Subordinated Debentures due February 15, 2004, Series B. This issue is redeemable at any time on or after February 15, 1997 in whole or in part at the option of the Company. The redemption prices commence at 104.875% in 1997 and are reduced by 1.625% annually until 2000 when the redemption price is 100%. During 1994 the Company repurchased $30,000 of the 9 3/4%

Senior Subordinated Debentures, Series B. (iv) $250,000 9 7/8% Senior Subordinated Debentures due August 1, 2002. This issue is redeemable at any time on or after August 1, 1999 in whole or in part at the option of the Company at par. The Company repurchased $38,850 of the 9 7/8% Senior Subordinated Debentures in 1994. (v) $349,602 6% to 9 5/8% Senior Subordinated Notes due March 15, 1999 to October 15, 2009. Portions of these issues are subject to early redemption by the Company. (vi) $250,000 10% Senior Subordinated Notes due May 1, 1999. This issue is not subject to early redemption by the Company. The Company repurchased $27,450 of the 10% Senior Subordinated Notes during 1994. The proceeds from these offerings, together with proceeds from the sale of common stock were used to repay, purchase or redeem outstanding indebtedness of the Company.

 6 3/8% Convertible Junior Subordinated Notes
The $200,000 of 6 3/8% Convertible Junior Subordinated Notes (the "6 3/8% Convertibles") become due December 1, 1999. The 6 3/8% Convertibles are convertible into shares of the Company's common stock at a conversion price of $18.68 at any time at the option of the holder. The 6 3/8% Convertibles are redeemable, in whole or in part, at the option of the Company at any time after December 17, 1992 at the scheduled redemption prices. The redemption prices commence at 106.375% and are reduced by .9105% annually each December 1 thereafter until 1999, when the 6 3/8% Convertibles mature, except that, until December 8, 1995, the 6 3/8% Convertibles cannot be redeemed by the Company unless the closing price of the Company's common stock equals or exceeds 150% of the then effective conversion price per share at least 20 out of 30 consecutive trading days ending within 10 days prior to mailing of the redemption notice. The Company has reserved 10,706,638 shares of common stock for future conversion of the 6 3/8% Convertibles.

 8 1/4% Convertible Junior Subordinated Debentures
The Convertible Junior Subordinated Debentures (the "8 1/4% Convertibles") were redeemed on October 24, 1994.

 Redemption Event
Subject to certain conditions (including repayment in full of all obligations under the Credit Agreement or obtaining the requisite consents under the Credit Agreement), the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of
(i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

 Mortgage Financing
During 1989 the Company completed a $612,475, 10% mortgage financing of 127 of its retail properties, distribution warehouse facilities, food processing facilities and other properties (the "Properties"), with a net book value of $325,327 held by thirteen newly formed wholly-owned subsidiaries. The wholly-owned subsidiaries mortgaged the Properties, which are leased to the Company or affiliates of the Company, to a newly formed special purpose corporation, Secured Finance Inc.
The mortgage loans have a maturity of 15 years. The Properties are subject to the liens of Secured Finance Inc. The mortgage loans are subject to semi-annual payments of interest and principal on $150,000 of the borrowing based on a 30-year payment schedule and interest only on the remaining $462,475 principal amount. The unpaid principal amount will be due on December 15, 2004.

 Commercial Paper
Under the Credit Agreement the Company is permitted to issue up to $1,750,000 of unrated commercial paper and borrow up to $1,750,000 from the lenders under the Credit Agreement on a competitive bid basis. The total of unrated commercial paper, $229,473 at December 31, 1994, and competitive bid borrowings, $491,000 at December 31, 1994, however, may not exceed $1,750,000. All commercial paper and competitive bid borrowings must be supported by availability under the Credit Agreement. These borrowings have been classified as long-term because the Company expects that during 1995 these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance the short-term borrowings under the Facility which matures July 19, 2001.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash And Short-term Investments
The carrying amount approximates fair value because of the short maturity of those instruments.

 Long-term Investments
The fair values of these investments are estimated based on quoted market prices for those or similar investments.

 Long-term Debt
The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues.

 Interest Rate Protection Agreements
The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective years-end. If the swaps and caps were cancelled as of the respective years-end the result would have been a net cash outflow for 1994 and a net cash inflow for 1993. The swaps and caps are linked to the Company's debt portfolio. The decline in the value of the swaps and caps relates to an increase in market rates during 1994, the receipt of $15,124 in proceeds from interest rate protection agreements during 1994, and a decline in the fair value of linked debt of approximately $58,000. (See Accounting Policies and Debt Obligations footnotes.)
The estimated fair values of the Company's financial instruments are as follows:

                                          1994                   1993
                                  ---------------------  ---------------------
                                             ESTIMATED              ESTIMATED
                                   CARRYING     FAIR      CARRYING     FAIR
                                    VALUE      VALUE       VALUE      VALUE
                                  ---------- ----------  ---------- ----------
Cash and short-term investments.  $   27,223 $   27,223  $  121,253 $  121,253
Long-term investments for which
 it is
 Practicable....................  $   68,752 $   68,752  $   19,734 $   36,516
 Not Practicable................  $   38,672 $      --   $   39,625 $      --
Long-term debt for which it is
 Practicable....................  $2,273,165 $2,375,293  $2,113,081 $2,261,420
 Not Practicable................  $1,461,104 $      --   $1,925,334 $      --
Interest Rate Protection Agree-
 ments
 Variable rate pay swaps........  $      --  $  (92,925) $      --  $   46,784
 Fixed rate pay swaps...........  $      --      15,572  $      --      (4,003)
 Interest rate caps.............  $      --      22,451  $      --       2,531
                                  ---------- ----------  ---------- ----------
                                  $      --  $  (54,902) $      --  $   45,312

The investments for which it was not practicable to estimate fair value relate to equity investments in unrelated entities for which there is no market and investments in real estate development partnerships for which there is no market.
It was not practicable to estimate the fair value of $979,253 of long-term debt outstanding under the Company's Credit Agreement. There is no market for this debt. The remaining long-term debt that it was not practicable to estimate relates to Industrial Revenue Bonds of $206,095, various mortgages of $253,301, and other notes of $22,455 for which there is no market.

LEASES
The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew at varying terms. Certain of the leases provide for contingent payments based upon a percent of sales. Rent expense (under operating leases) consists of:

                                                        1994     1993     1992
                                                      -------- -------- --------
Minimum rentals...................................... $288,499 $275,336 $270,763
Contingent payments..................................   10,974   14,973   17,350
                                                      -------- -------- --------
                                                      $299,473 $290,309 $288,113

Assets recorded under capital leases consists of:

                                                             1994       1993
                                                           ---------  ---------
Distribution and manufacturing facilities................. $  38,742  $  38,742
Store facilities..........................................   203,142    195,372
Less accumulated amortization.............................  (112,403)  (106,273)
                                                           ---------  ---------
                                                           $ 129,481  $ 127,841

Minimum annual rentals for the five years subsequent to 1994 and in the aggregate are:

                                                            CAPITAL   OPERATING
                                                            LEASES      LEASES
                                                           ---------  ----------
1995.....................................................  $  29,110  $  314,401
1996.....................................................     28,384     302,465
1997.....................................................     27,584     287,616
1998.....................................................     26,935     274,571
1999.....................................................     26,644     257,221
Thereafter...............................................    227,054   2,116,480
                                                           ---------  ----------
                                                             365,711  $3,552,754
Less estimated executory costs included in capital
 leases..................................................    (24,982)
                                                           ---------
Net minimum lease payments under capital leases..........    340,729
Less amount representing interest........................   (169,411)
                                                           ---------
Present value of net minimum lease payments under capital
 leases..................................................  $ 171,318

EXTRAORDINARY LOSS
The extraordinary loss in 1994, 1993 and 1992 relates to premiums paid to retire certain indebtedness early and the write-off of related deferred financing costs.

EARNINGS (LOSS) PER COMMON SHARE
Primary earnings (loss) per common share equals net earnings (loss) divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. Fully diluted earnings per common share equals net earnings plus, for 1994 and 1993, after-tax interest incurred on the 8 1/4% Convertibles, up to the date of their redemption on October 24, 1994, and on the 6 3/8% Convertibles of $14,805 and $16,065, respectively, divided by common shares outstanding after giving effect to dilutive stock options and, for 1993 and 1994, shares assumed to be issued on conversion of the Company's convertible securities. The convertible securities are not included in the fully diluted earnings per share calculation for 1992 because they are anti-dilutive.

PREFERRED STOCK
The Company has authorized 5,000,000 shares of voting cumulative preferred stock; 2,000,000 were available for issuance at December 31, 1994. The stock has a par value of $100 and is issuable in series. Under the Credit Agreement, the Company is prohibited from issuing shares of preferred stock.

COMMON STOCK
The Company has authorized 350,000,000 shares of $1 par common stock. The main trading market for the Company's common stock is the New York Stock Exchange, where it is listed under the symbol KR. For the three years ended December 31, 1994, changes in common stock were:

                                            ISSUED             IN TREASURY
                                     --------------------  --------------------
                                       SHARES     AMOUNT     SHARES     AMOUNT
                                     ------------------------------------------
December 29, 1991..................  103,757,096 $121,970  16,090,120  $410,428
Exercise of stock options including
 restricted stock grants...........      620,904    6,233      82,299     1,252
Sale of treasury shares to the
 Company's employee benefit plans..               (25,082) (3,246,690)  (82,819)
Tax benefit from exercise of non-
 qualified stock options...........                 1,257
                                     ----------- --------  ----------  --------
January 2, 1993....................  104,378,000  104,378  12,925,729   328,861
Exercise of stock options including
 restricted stock grants...........      896,173   10,658       9,342        62
Sale of treasury shares to the
 Company's employee benefit plans..               (12,251) (2,033,225)  (51,679)
Shares issued through public offer-
 ing...............................   13,275,000  203,493
Tax benefit from exercise of non-
 qualified stock options...........                 2,256
                                     ----------- --------  ----------  --------
January 1, 1994....................  118,549,173  308,534  10,901,846   277,244
Exercise of stock options including
 restricted stock grants...........    2,023,975   26,473      15,479       376
Sale of treasury shares to the
 Company's employee benefit plans..                (3,495) (1,341,094)  (34,104)
Tax benefit from exercise of non-
 qualified stock options...........                 7,056
                                     ----------- --------  ----------  --------
December 31, 1994..................  120,573,148 $338,568   9,576,231  $243,516

STOCK OPTION PLANS
The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of 1,000 shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans provide for the exercise of options by exchanging issued shares of stock of the Company. At December 31, 1994 and January 1, 1994, 6,088,924 and 706,759 shares of common stock, respectively, were available for future options. Options may be granted under the 1985, 1987, 1988, 1990 and 1994 plans until 1995, 1997, 1998, 2000 and 2004, respectively, and generally will expire 10 years from the date of grant. Options granted prior to May 1994 become exercisable six months from the date of grant. Options granted beginning in May 1994 vest in one year to three years. At December 31, 1994, options for 9,725,292 shares were exercisable. All grants outstanding become immediately exercisable upon certain changes of control of the Company.

Changes in options outstanding under the stock option plans, excluding restricted stock grants, were:

                                                  SHARES SUBJECT  OPTION PRICE
                                                    TO OPTION    RANGE PER SHARE
                                                  -----------------------------
Outstanding, December 29, 1991...................    7,693,031   $ 3.24--$23.44
Granted..........................................    5,172,145   $11.75--$19.69
Exercised........................................     (561,629)  $ 3.24--$18.57
Cancelled or expired.............................     (101,850)  $ 9.13--$23.44
                                                    ----------
Outstanding, January 2, 1993.....................   12,201,697   $ 4.69--$23.44
Granted..........................................      314,865   $17.50--$21.13
Exercised........................................     (784,658)  $ 4.69--$18.69
Cancelled or expired.............................     (123,545)  $ 9.13--$23.44
                                                    ----------
Outstanding, January 1, 1994.....................   11,608,359   $ 4.92--$23.44
Granted..........................................    2,666,175   $20.57--$25.32
Exercised........................................   (1,878,973)  $ 4.92--$23.44
Cancelled or expired.............................      (89,679)  $ 9.13--$25.32
                                                    ----------
Outstanding, December 31, 1994...................   12,305,882   $ 4.92--$25.32

In addition to stock options, the Company may grant stock appreciation rights
(SARs). In general, the eligible optionees are permitted to surrender the related option and receive shares of the Company's common stock and/or cash having a value equal to the appreciation on the shares subject to the options. The appreciation of SARs is charged to earnings in the current period based upon the market value of common stock. As of December 31, 1994 and January 1, 1994 there were no SARs outstanding.
The Company also may grant limited stock appreciation rights (LSARs) to executive officers in tandem with the related options. LSARs operate in the same manner as SARs but are exercisable only following a change of control of the Company. As of December 31, 1994 and January 1, 1994, there were no LSARs outstanding.
Also, the Company may grant restricted stock awards to eligible employee participants. In general, a restricted stock award entitles an employee to receive a stated number of shares of common stock of the Company subject to forfeiture if the employee fails to remain in the continuous employ of the Company for a stipulated period. The holder of an award shall be entitled to the rights of a shareowner except that the restricted shares and the related rights to vote or receive dividends may not be transferred. The award is charged to earnings over the period in which the employee performs services and is based upon the market value of common stock at the date of grant. As of December 31, 1994 and January 1, 1994, awards related to 95,509 and 101,217 shares, respectively, were outstanding.
The Company may grant performance units, either in conjunction with or independent of a grant of stock options. Performance units entitle a grantee to receive payment in common stock and/or cash based on the extent to which performance goals for the specified period have been satisfied. As of December 31, 1994, and January 1, 1994, there were no performance units outstanding. Incentive shares may be granted which consist of shares of common stock issued subject to achievement of performance goals. No incentive shares were outstanding as of December 31, 1994 and January 1, 1994.

CONTINGENCIES
The Company continuously evaluates contingencies based upon the best available evidence.
Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.
The principal contingencies are described below:

Income Taxes--The Company has settled all tax years through 1983 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of the Company's tax returns for 1984 through 1986 and the Company has made payments based on its proposed settlement. Efforts to settle unresolved issues for years 1984 through 1986 with the Appeals Division of the Internal Revenue Service have been unsuccessful. As a result the Company has filed a petition with the United States Tax Court. The Company has provided for this and other tax contingencies.

Insurance--The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premiums. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured in unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation--Fry's Food Stores of Arizona, Inc. ("Fry's"), a subsidiary of the Company, is currently a defendant and cross-defendant in actions pending in the U.S. District Court for the Southern District of Florida entitled Harley S. Tropin v. Kenneth Thenen, et. al., No. 93-2502-CIV-MORENO and Walco Investments, Inc., et. al. v. Kenneth Thenen, et. al., No. 93-2534-CIV-MORENO. The plaintiff and cross-claimants in these actions seek unspecified damages against numerous defendants and cross-defendants, including Fry's. Plaintiffs and cross-claimants allege that a former employee of Fry's supplied false information to third parties in connection with purported sales transactions between Fry's and affiliates of Premium Sales Corporation or certain limited partnerships. Claims have been alleged against Fry's for breach of implied contract, aiding and abetting and conspiracy, conversion and civil theft, negligent supervision, fraud, and violations of 18 U.S.C. (S)(S) 1961 and 1962
(d) and Chapter 895, Florida Statutes. Fry's believes that it has substantial meritorious defenses to the claims alleged against it, and Fry's intends to defend the litigation vigorously. The Company is involved in this and various other legal actions arising in the normal course of business. Management is of the opinion that their outcome will not have a material adverse effect on the Company's financial position or results of operations.

WARRANT DIVIDEND PLAN
On February 28, 1986, the Company adopted a warrant dividend plan in which each holder of common stock is entitled to one common stock purchase right for each share of common stock owned. When exercisable, the nonvoting rights entitle the registered holder to purchase one share of common stock at a price of $60 per share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 20% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including the acquisition of 25% or more of the Company's common stock, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $.025 per right. The rights are subject to adjustment and expire March 19, 1996.

PENSION PLANS
The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan. Employees are eligible to participate upon the attainment of age 21 (25 for participants prior to January 1, 1986) and the completion of one year of service, and benefits are based upon final average salary and years of service. Vesting is based upon years of service.
The Company-administered pension benefit obligations and the assets were valued as of the end of 1994 and 1993. The assets are invested in cash and short-term investments or listed stocks and bonds, including $89,635 and $85,389 of common stock of The Kroger Co. at the end of 1994 and 1993, respectively. The status of the plans at the end of 1994 and 1993 was:

                                                              1994      1993
                                                            ------------------
Actuarial present value of benefit obligations:
 Vested employees.......................................... $528,204  $541,563
 Non-vested employees......................................   27,299    16,229
                                                            --------  --------
 Accumulated benefit obligations...........................  555,503   557,792
 Additional amounts related to projected salary increases..  111,635   103,301
                                                            --------  --------
 Projected benefit obligations.............................  667,138   661,093
Plan assets at fair value..................................  705,982   768,115
                                                            --------  --------
Plan assets in excess of projected benefit obligations..... $ 38,844  $107,022
Consisting of:
 Unamortized transitional asset............................ $ 32,394  $ 41,790
 Unamortized prior service cost and net gain...............   (8,188)   65,702
 Adjustment required to recognize minimum liability........    7,820     7,966
 Prepaid (accrued) pension cost in Consolidated Balance
  Sheet....................................................    6,818    (8,436)
                                                            --------  --------
                                                            $ 38,844  $107,022

The components of net periodic pension income for 1994, 1993 and 1992 are as follows:

                                                    1994      1993      1992
                                                  ----------------------------
Service cost..................................... $ 18,959  $ 17,752  $ 17,237
Interest cost....................................   47,778    48,601    45,774
Return on assets.................................   23,935  (141,143)  (35,664)
Net amortization and deferral.................... (103,495)   68,041   (40,384)
                                                  --------  --------  --------
Net periodic pension income for the year......... $(12,823) $ (6,749) $(13,037)
Assumptions:
 Discount rate...................................      8.5%     7.25%      8.5%
 Salary Progression rate.........................      5.5%     4.25%      5.5%
 Long-term rate of return on plan assets.........      9.5%      9.5%     10.0%

1994 and 1993 assumptions represent the rates in effect at the end of the fiscal year. These rates were used to calculate the actuarial present value of the benefit obligations at December 31, 1994 and January 1, 1994, respectively. However, for the calculation of periodic pension income for 1994 and 1993 the assumptions in the table above for 1993 and 1992, respectively, were used. The 1995 calculation of periodic pension income will be based on the assumptions in the table above for 1994.
The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 1994, 1993 and 1992 was $24,298, $20,388 and $16,371, respectively.
The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions and expense for 1994, 1993 and 1992 were $87,711, $86,377 and $85,010, respectively. Information on the actuarial present value of accumulated plan benefits and net assets available for benefits relating to the multi-employer plans is not available.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care and life insurance benefits occurs as claims or premiums are paid. For 1994, 1993 and 1992, the combined payments for these benefits were $10,996, $12,266 and $9,538, respectively.
As of January 3, 1993 the Company implemented SFAS No. 106 using the immediate recognition approach. This new standard requires that the expected cost of retiree benefits be charged to expense during the years that the employees render service rather than the Company's past practice of recognizing these costs on a cash basis. As part of adopting the new standard, the Company recorded in 1993, a one-time, non-cash charge against earnings of $248,739 before taxes ($159,193 after taxes). This cumulative adjustment as of January 3, 1993 represents the discounted present value of expected future retiree benefits attributed to employees' service rendered prior to that date.
The following table sets forth the postretirement benefit plans combined status at December 31, 1994 and January 1, 1994:

                                                                1994     1993
                                                              -------- --------
Accumulated postretirement benefit obligation (APBO)
 Retirees.................................................... $ 91,162 $ 99,306
 Fully eligible active participants..........................   41,604   55,095
 Other active participants...................................  111,021  113,974
                                                              -------- --------
                                                               243,787  268,375
 Less unrecognized net gain (loss)...........................   34,288   (4,876)
                                                              -------- --------
 Accrued postretirement benefit cost......................... $278,075 $263,499

The components of net periodic postretirement benefit costs are as follows:

                                                                 1994    1993
                                                                ------- -------
Service costs (benefits attributed to employee services during the year)..................................................... $ 9,181 $10,261
Interest cost on accumulated postretirement benefit obliga-
 tions.........................................................  19,743  19,607
                                                                ------- -------
                                                                $28,924 $29,868

The significant assumptions used in calculating the APBO are as follows:

                                                        HEALTH CARE TREND RATE
                                                       -------------------------
                                              DISCOUNT                  YEARS TO
                                                RATE   INITIAL ULTIMATE ULTIMATE
                                              -------- ------- -------- --------
Transition Obligation........................     8%      15%      6%      15
Year-end 1993................................  7.25%      13%    4.5%      13
Year-end 1994................................  8.50%    12.3%    4.5%      12

The impact of a one percent increase in the medical trend rate is as follows:

                                                                PERIODIC
                                                                  COST    APBO
                                                         -----------------------
Transition.....................................................  $2,000  $ 9,800
Year-end 1993..................................................  $2,331  $17,135
Year-end 1994..................................................  $4,088  $27,283

QUARTERLY DATA (UNAUDITED)

                                            QUARTER
                          ----------------------------------------------     TOTAL
                            FIRST       SECOND      THIRD       FOURTH       YEAR
1994                      (12 WEEKS)  (12 WEEKS)  (16 WEEKS)  (12 WEEKS)  (52 WEEKS)
- --------------------------------------------------------------------------------
Sales...................  $5,328,804  $5,394,228  $6,650,257  $5,585,833  $22,959,122
Merchandise costs.......   4,052,901   4,081,213   5,052,997   4,217,829   17,404,940
Extraordinary loss......      (8,332)     (2,645)    (15,175)       (555)     (26,707)
Net earnings............      47,358      67,333      36,022      91,483      242,196
Primary earnings per
 common share:
  Earnings before ex-
   traordinary loss ....         .50         .62         .45         .80         2.37
  Extraordinary loss....        (.07)       (.02)       (.13)       (.01)        (.24)
                                ----        ----        ----        ----         ----
Primary net earnings per
 common share...........         .43         .60         .32         .79         2.13
Fully-diluted earnings
 per common share:
  Earnings before ex-
   traordinary loss ....         .46         .57         .43         .75         2.19
  Extraordinary loss....        (.06)       (.02)       (.12)       (.01)        (.21)
                                ----        ----        ----        ----         ----
Fully-diluted net earn-
 ings per common share..         .40         .55         .31         .74         1.98
1993
- --------------------------------------------------------------------------------
Sales...................  $5,173,926  $5,329,373  $6,478,645  $5,402,357  $22,384,301
Merchandise costs.......   3,964,439   4,074,455   4,968,568   4,101,598   17,109,060
Extraordinary loss......      (9,042)     (2,136)     (8,834)     (3,820)     (23,832)
Cumulative effect of
 change in accounting...    (159,193)                                        (159,193)
Net earnings (loss).....    (138,771)     27,485      16,375      82,691      (12,220)
Primary earnings (loss)
 per common share:
  Earnings before ex-
   traordinary loss and
   cumulative effect of
   change in accounting.         .30         .27         .23         .79         1.60
  Extraordinary loss....        (.09)       (.02)       (.08)       (.03)        (.22)
  Cumulative effect of         (1.63)                                           (1.49)
   change in accounting.       -----       -----       -----       -----        -----
Primary net earnings
 (loss) per common
 share..................       (1.42)        .25         .15         .76         (.11)
Fully-diluted earnings
 (loss) per
 common share:
  Earnings before ex-
   traordinary loss and
   cumulative effect of
   change in accounting.         .29         .27         .23         .71         1.50
  Extraordinary loss....        (.08)       (.02)       (.07)       (.03)        (.19)
  Cumulative effect of
   change in accounting        (1.38)                                           (1.28)
   .....................       -----       -----       -----       -----        -----
Fully-diluted net earn-
 ings per common share..       (1.17)        .25         .16         .68          .03

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

The third quarter 1994 earnings include a $4,364 pre-tax charge ($2,705 after tax) offset by a $5,942 tax credit in connection with the Company's contribution to The Kroger Co. Foundation. Also included in third quarter 1994 earnings is a $25,100 pre-tax charge to recognize future lease commitments and losses on equipment in certain San Antonio stores sold to Megafoods, Inc. which declared bankruptcy during the third quarter of 1994. The Company sold its San Antonio stores to Megafoods in the 1993 third quarter. Also during the third quarter of 1994 the Company recorded a $25,100 pre-tax gain on the disposition of its investment in HSI after providing for certain tax indemnities related to HSI. Third quarter 1994 includes a $9,000 pre-tax LIFO charge as compared to a $4,000 pre-tax LIFO credit in the third quarter 1993. First quarter 1993 reflects an after tax charge of $159,153 for the cumulative effect of a change in accounting for postretirement health care and life insurance benefits. Second quarter 1993 includes a $22,725 charge in connection with the disposition of 15 San Antonio stores. The extraordinary loss in the four quarters of 1994 and 1993 relates to expenses associated with the early retirement of debt.

 Common Stock Price Range

                                       1994          1993
                                   ------------- -------------
                   QUARTER         HIGH   LOW    HIGH   LOW
               --------------------------------------
            1st................... 25 7/8 19 3/8 19 1/2 14
            2nd................... 25 3/8 21 1/8 19 5/8 16 5/8
            3rd................... 26 7/8 23     21 3/4 16 1/4
            4th................... 26 7/8 21 3/4 20 7/8 17 1/2

Under the Company's Credit Agreement dated July 19, 1994, the Company is prohibited from paying cash dividends during the term of the Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

                            SELECTED FINANCIAL DATA

                                                FISCAL YEARS ENDED
                          ------------------------------------------------------------------
                          DECEMBER 31,  JANUARY 1,   JANUARY 2,   DECEMBER 28,  DECEMBER 29,
                              1994         1994         1993          1991          1990
                           (52 WEEKS)   (52 WEEKS)   (53 WEEKS)    (52 WEEKS)    (52 WEEKS)
                          ------------------------------------------------------------------
                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales from continuing
 operations.............  $22,959,122   $22,384,301  $22,144,588  $21,350,530   $20,260,974
Earnings from continuing
 operations before ex-
 traordinary loss and
 cumulative effect of
 change in
 accounting(A)..........      268,903       170,805      101,160      100,694        83,290
Extraordinary loss (net
 of income tax
 credit)(B) ............      (26,707)      (23,832)    (107,103)     (20,839)         (910)
Cumulative effect of
 change in accounting
 (net of income tax
 credit)(C).............                   (159,193)
Net earnings (loss)(A)..      242,196       (12,220)      (5,943)      79,855        82,380
Earnings (loss) per
 share
 Earnings from continu-
  ing operations before
  extraordinary loss(A).         2.19          1.50         1.11         1.12           .96
 Extraordinary loss(B)..         (.21)         (.19)       (1.17)        (.23)         (.01)
 Cumulative effect of
  change in
  accounting(C).........                      (1.28)
 Net earnings (loss)(A).         1.98           .03         (.06)         .89           .95
Total assets............    4,707,674     4,480,464    4,303,084    4,114,351     4,118,542
Long-term obligations,
 including obligations
 under capital leases...    3,889,194     4,135,013    4,472,978    4,407,764     4,557,838
Shareowners' deficit....   (2,153,684)   (2,459,642)  (2,700,044)  (2,749,183)   (2,860,461)
Cash dividends per com-
 mon share..............      (D)           (D)          (D)          (D)           (D)
- --------------------------------------------------------------------------------------------

(A) See Other Charges and Credits in the Notes to Consolidated Financial Statements for information pertaining to 1994 and 1993. During the year ended December 29, 1990 the Company recorded a pre-tax gain of $26,754 related to the disposition of an equity investment in an unaffiliated company.
(B) See Extraordinary Loss in the Notes to Consolidated Financial Statements.
(C) See Postretirement Health Care and Life Insurance Benefits in the Notes to Consolidated Financial Statements.
(D) The Company is prohibited from paying cash dividends under the terms of its Credit Agreement.

                               EXECUTIVE OFFICERS
RICHARD L. BERE                       THOMAS E. MURPHY
President and Chief Operating Officer Group Vice President


DAVID B. DILLON                       JACK W. PARTRIDGE, JR.
                                      Group Vice President
Executive Vice President, and President, Dillon Companies, Inc.


PAUL W. HELDMAN                       JOSEPH A. PICHLER
                                      Chairman of the Board and Chief
                                      Executive Officer
Vice President, Secretary and General Counsel


MICHAEL S. HESCHEL
                                      RONALD R. RICE
Senior Vice President andChief Information Officer
                                      Senior Vice President--Manufacturing


LORRENCE T. KELLAR
Group Vice President                  WILLIAM J. SINKULA
                                      Executive Vice President and Chief
                                      Financial Officer

PATRICK J. KENNEY

Senior Vice President
                                      LAWRENCE M. TURNER
                                      Vice President and Treasurer

- --------------------------------------------------------------------------------
The Company has a variety of plans designed to allow employees to acquire stock in Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

                         Star Bank, N.A. Cincinnati
                         P.O. Box 5277
                         Cincinnati, Ohio 45201
                         Toll Free 1-800-872-3307

Questions concerning any of the other plans should be directed to the employee's local Human Resources Manager.

SHAREOWNERS: First Chicago Trust Company of New York is Registrar and Transfer Agent for the Company's Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

                         First Chicago Trust Company of New York
                         P.O. Box 2500
                         Jersey City, New Jersey 07303-2500
                         201-324-0498

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company's most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company's most recent report on Form 10-Q or 10-K or press release. Written inquiries should be addressed to Shareholder Relations,
The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.
- --------------------------------------------------------------------------------

  THE KROGER CO. . 1014 VINE STREET . CINCINNATI, OHIO 45202 . (513) 762-4000

DESCRIPTION OF PERFORMANCE GRAPH

Represented in graphical format are the returns on $100 invested in the Company, the S&P 500 Index and the Peer Group.


PROXY CARD

Below the proxy card, seperated by perforations, is a coupon redeemable for one free can of the Company's Premium Coffee. On the reverse is a graphical representation of a flower.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                             1101
                                                                           ----
THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED BELOW AND IN THEIR DISCRETION ON
ALL OTHER MATTERS COMING BEFORE THE MEETING. EXCEPT AS SPECIFIED TO THE
CONTRARY BELOW, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED BELOW, INCLUDING THE DISCRETION TO CUMULATE VOTES AND FOR
PROPOSAL 2.
- --------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSAL 2.
- --------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS
   FOR all nominees (except as marked to the contrary below)   [_]
   WITHHOLD authority to vote for all nominees                 [_]
   Nominees John L. Clendenin, Patricia Shontz Longe, Thomas H. O'Leary and
   James D. Woods.

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- ----------------------------------

2. APPROVAL OF COOPERS & LYBRAND L.L.P. AS AUDITORS
   FOR [_]   AGAINST [_]   ABSTAIN [_]
- -------------------------------------------------------------------------------

If you wish to vote in accordance with the recommendations of management, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card.

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
 SIGNATURE(S)                                                        DATE


- -------------------------------------------------------------------------------



                            FOLD AND DETACH HERE

                                DID YOU KNOW???

   KROGER MANUFACTURING PROCESSES OR PROCURES OVER 6,000 ITEMS WHICH ARE OFFERED UNDER THE COMPANY'S VARIOUS RETAIL LABELS. Kroger is proud of its family of private label products. Our company owned manufacturing facilities and those of our contract suppliers are state of the art and produce only the highest quality products, preferred by many Kroger shoppers over the national brand alternative. We invite you to enjoy one of our best selling private label offerings, PREMIUM COFFEE. Redeem the coupon below at any Kroger, Dillon, King Soopers, Fry's or City Market location near you.


                                 [COUPON ART]

- ------------------------------------------------------------------------------


P R O X Y
                                 THE KROGER CO.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 FOR THE ANNUAL MEETING TO BE HELD MAY 18, 1995

The undersigned hereby appoints JOSEPH A. PICHLER, PATRICIA SHONTZ LONGE and T. BALLARD MORTON, JR. and each of them, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revoca-tion, to vote the common shares of The Kroger Co. which the undersigned is en-titled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally pres-ent, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which may properly come before the meeting. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.

- ---------------------
 PLEASE MARK, SIGN,
 DATE AND RETURN THE
 PROXY CARD PROMPTLY,
 USING THE ENCLOSED
 ENVELOPE.
- ---------------------

(CONTINUED, AND TO BE SIGNED, ON OTHER SIDE)

- ------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

                                DID YOU KNOW???

   YOUR COMPANY IS THE WORLD'S LARGEST FLORIST. SEND FLOWERS ANYWHERE IN THE

                                WORLD BY CALLING


                                 1-800-334-SEND

                                 8 AM-5 PM EST


                                     [ART]